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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACCO BRANDS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 25, 2014

Dear Fellow Stockholder:

          Last year was a significant transition year for ACCO Brands Corporation as well as a year of strategic progress. In March, I transitioned my leadership responsibilities to Boris Elisman after a carefully planned and executed process. Boris assumed this responsibility with the determination and focus that the Board of Directors and I expected. In spite of a challenging economy and a consolidating industry which impacted both our top and bottom line performance, Boris and the management team delivered against our cash flow targets, reduced debt by $151 million, reduced our leverage ratio, grew equity book value by 10%, grew our emerging market sales, and delivered on the cost synergies related to the acquisition of the Mead Consumer and Office Products Business. We are proud of the team's accomplishments in this difficult environment.

          This year will be another strategically important year as the Company continues to focus on improving profitability in mature markets and growing sales and profitability in emerging markets. Both of these objectives will be balanced with our continued emphasis on generating cash and delevering the business. We have the right leadership team in place to accomplish these goals, which should enhance stockholder value and put us in a position to evaluate other stockholder value-creating opportunities, including share repurchases or issuance of dividends, as well as continued delevering and acquisitions.

          Our Board of Directors will undergo some changes this year. Two of our long-term directors, one of whom has served as our lead independent director, will be retiring in May. At the same time, we are pleased to announce the recent appointment of one new director, Mr. Pradeep Jotwani, who brings extensive experience in emerging markets, marketing and technology.

          We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2014 Annual Meeting of Stockholders, which will be held at 10:30 a.m. (central time) on Tuesday, May 13, 2014 at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. A map with directions to the Kemper Lakes Business Center can be found at the end of the attached Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2014 Annual Meeting and Proxy Statement.

          It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or through the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date and return it promptly.

Sincerely,

Robert J. Keller
Chairman of the Board

 NOTICE OF 2014 ANNUAL MEETING
AND PROXY STATEMENT

          The Annual Meeting of Stockholders of ACCO Brands Corporation ("ACCO Brands" or the "Company") will be held at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois, 60047, at 10:30 a.m. (central time) on Tuesday, May 13, 2014, to consider and vote upon the following matters:

Item 1:	The election of eleven directors identified in this Proxy Statement for a term expiring at the 2015 Annual Meeting;
Item 2:	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014;
Item 3:	The approval, by non-binding advisory vote, of the compensation of our named executive officers; and
Item 4:	The transaction of other business as may properly come before the meeting or any adjournment thereof.

          We currently are not aware of any other business to be brought before the 2014 Annual Meeting (the "Annual Meeting"). Only holders of record of common stock at the close of business on March 17, 2014 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

          Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

          This year we are again taking advantage of Securities and Exchange Commission ("SEC") rules that allow us to furnish proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the "Notice") to holders of our common stock as of the record date on or about March 28, 2014. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on March 28, 2014.

          We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 28, 2014.

 PROXY STATEMENT – HIGHLIGHTS

          This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

ACCO Brands Corporation Annual Meeting of the Stockholders

Time and Date	10:30 a.m., central time, on Tuesday, May 13, 2014
Place	Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047
Record Date	March 17, 2014

Proposals to be Voted on and Board Voting Recommendations

Proposals		Recommendations
Item 1	Election of 11 directors	FOR EACH NOMINEE
Item 2	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014	FOR
Item 3	"Say-on-pay" advisory vote on the compensation of our named executive officers	FOR

Corporate Governance

Board of Directors

  •
  Annual election of directors

  •
  Separate Chairman, Chief Executive Officer ("CEO") and Presiding Independent Director

  •
  Over 80% of our directors are independent

  •
  All committee members are independent (except for Executive Committee)

  •
  Executive sessions of independent directors are held at each regularly scheduled meeting

  •
  All directors attended over 75% of Board and committee meetings

  •
  All Audit Committee members are "financial experts"

Stockholder Interests

  •
  All directors and executive officers are on track with or have already met share ownership guidelines

  •
  Annual advisory vote to ratify independent auditors

  •
  Hedging, pledging and short sales of company stock are prohibited

Executive Compensation

Boris Elisman, CEO (effective March 31, 2013)

CEO Fiscal 2013 Total Realized Compensation

  •
  2013 Base Salary — $686,398

  •
  2013 Annual Incentive Plan Payout — $101,183

  •
  Long-Term Incentive Payout from 2011-2013 Performance Stock Unit Award — $280,332

Compensation Highlights

  •
  78% of CEO target compensation is at risk based on financial performance measures

  •
  No executive employment agreements or individual change-in-control agreements

  •
  Clawback and recoupment policy

  •
  The say-on-pay vote in 2013 was approved by 89% of stockholders

  •
  Independent compensation consultant

  •
  Annual compensation risk assessment

  •
  Three-year performance period for performance stock units commencing in 2013

  •
  Double-trigger change-in-control provisions in executive severance plan

  •
  Double-trigger change-in-control vesting for long-term equity awards commencing in 2014

 VOTING AND PROXIES

           Why is ACCO Brands distributing this Proxy Statement?

          Our Board of Directors is soliciting proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2014, beginning at 10:30 a.m. (central time), at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

           What is the purpose of the Annual Meeting?

          The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of the Annual Meeting and described in this Proxy Statement, including: (1) the election of eleven directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2014, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

           Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

          Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

          If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail on an ongoing basis.

           Who is entitled to vote?

          Only stockholders who own ACCO Brands common stock of record at the close of business on March 17, 2014 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 114,099,361 shares of common stock outstanding on March 17, 2014.

           What is the difference between being a record holder and holding shares in street name?

          A record holder holds shares in his or her own name. Shares held in "street name" means shares that are held in the name of a bank, broker or other nominee on a person's behalf. If the shares you own are held in "street name" by a bank, broker or other nominee, as the record holder of your shares the bank, broker or other nominee is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange ("NYSE"), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. The ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules and your bank, broker or other nominee will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

          The election of directors (proxy Item 1) and the approval of executive compensation (proxy Item 3) are "non-discretionary" items. Therefore, your bank, broker or other nominee may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

           How do I vote?

          Stockholders of record can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or through the Internet by following the instructions printed on the proxy card or the Notice. You may also vote in person at the meeting.

          Stockholders that hold shares in "street name" can vote by following the voting instructions in the materials received from your bank, broker or other nominee. The availability of telephone and Internet voting for stockholders that hold shares in "street name" will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee. In addition, you may only vote in person if you obtain a signed proxy from your bank, broker or other nominee, who is the holder of record.

           How will my proxy be voted?

          Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014, and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

           What constitutes a quorum?

          The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

           What if I don't mark the boxes on my proxy or voting instruction?

          If you hold shares in your name, unless you give other instructions on your form of proxy or when you cast your proxy by telephone or through the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors' recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

  •
  FOR the election of each director nominee (proxy Item 1);

  •
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014 (proxy Item 2); and

  •
  FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (proxy Item 3).

          If you hold shares in "street name," your bank, broker or other nominee may generally vote your shares on routine matters without receiving voting instructions from you but cannot vote your shares on non-routine matters. As a result, if you do not provide instructions, your bank, broker or other nominee will not have the authority to vote on proxy Items 1 (election of directors) and 3 (approval of executive compensation) and will have the authority to vote on proxy Item 2 (ratification of independent auditors).

           Can I go to the Annual Meeting if I vote by proxy?

          Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

           How can I revoke my proxy?

          You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting (if you attend the meeting) or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or through the Internet, if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank, broker or other nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee (who is the holder of record).

           Will my vote be public?

          No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

           How many votes are needed to elect the director nominees and approve the other matters to be voted upon at the Annual Meeting?

          Directors are elected by a plurality of all votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote. Please note that a bank, broker or other nominee will not be permitted to vote your shares on proxy Items 1 (election of directors) or 3 (approval of executive compensation) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

           What if I participate in the ACCO Brands 401(k) plan?

          We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 8, 2014. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

          Our Proxy Statement and 2013 Annual Report on Form 10-K are available at: www.proxyvote.com.

 ELECTION OF DIRECTORS
(Proxy Item 1)

          Our By-laws currently provide that the Board of Directors may consist of not less than nine nor more than thirteen members. Our Board of Directors currently consists of thirteen directors. G. Thomas Hargrove and Norman H. Wesley will retire at the Annual Meeting, following the expiration of their current terms, and the Board of Directors will consist of eleven members. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee (the "Governance Committee"), has selected all of the currently serving directors (other than Messrs. Hargrove and Wesley) as nominees for election as directors at the Annual Meeting.

          Directors are responsible for overseeing the Company's business consistent with their fiduciary duties to stockholders. The Board believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board and the Governance Committee consider the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board's overall composition and the Company's current and future needs.

Qualifications Required for All Directors

          In assessing potential directors, including those recommended by stockholders, the Board and the Governance Committee consider a variety of factors, including the evolving needs of the Board of Directors and the Company as well as other criteria established by the Board. These include the potential director's judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to the goal of maximizing stockholder value and his or her ability and willingness to devote sufficient time to serve on the Board of Directors and to the affairs of the Company. The Board and the Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. The Board does not have a specific policy regarding diversity, but considers race, ethnicity, gender, age, cultural background and professional experience in evaluating Board membership.

Experience, Qualifications and Skills Required to Be Represented on Our Board

          In addition to the general qualifications highlighted above, in light of the Company's current needs and its business strategy, our Board has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board believes it is valuable to have a mix of individuals with expertise as senior executives in the areas of operations, finance, marketing and sales, human resources, compensation and talent management, individuals with enterprise level information technology expertise, and individuals with expertise in emerging market development, corporate strategy, corporate governance and risk management. The Board also believes it is important that a significant number of members of our Board have operating knowledge of the industry in which the Company operates and experience serving as a public company director.

2014 Board of Director Nominees

          The Board of Directors proposes that each of the eleven nominees named and described below be elected for a one-year term expiring at the 2015 annual meeting of stockholders or until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

          Each of our directors and director nominees possesses the judgment and business and educational background required and has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen, the ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors. In addition, our Board is comprised of individuals who collectively possess the particular experiences we consider important to be represented on our Board as a whole as discussed under the heading "Experience, Qualifications and Skills Required to Be Represented on Our Board."

          The following paragraphs provide information about each director nominee's age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands and the names of other publicly traded companies of which he or she currently serves as a director or has served as a director during the past five years.

          Each of the nominees below has consented to serve a one-year term if elected. If any nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

          Information about the number of shares of common stock beneficially owned by each director appears under the heading "Certain Information Regarding Security Holders." There are no family relationships among any of the directors and executive officers of ACCO Brands.

          The Board of Directors recommends that you vote FOR the election of all the nominees.

          Boris Elisman, President and Chief Executive Officer, Director since 2013. Mr. Elisman, age 51, is the Company's President and CEO. Prior to becoming our President and CEO in March 2013, Mr. Elisman served as President and Chief Operating Officer of the Company from 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company's Global Office Products Group and from 2004 to 2008, he served as President of the Company's Computer Products Group. Prior to that time, Mr. Elisman held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004. Mr. Elisman is a member of the Glenwood Academy Board of Trustees.

          Robert J. Keller, Chairman of the Board, Director since 2005. Mr. Keller, age 60, has served as Executive Chairman of the Board since March 2013. Prior to becoming Executive Chairman, Mr. Keller was our Chairman and CEO from October 2008. Mr. Keller served as Presiding Independent Director of the Board of Directors from May 2008 until September 2008 and was elected Chairman of the Board in September 2008. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March 2004 until February 2008 and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

          George V. Bayly, Director since 2005. Mr. Bayly, age 71, is a private investor. Since August 2008, Mr. Bayly has served as Principal of Whitehall Investors LLC, a consulting and venture capital firm. Prior to that time, he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC, interim Chief Executive Officer of U.S. Can Corporation, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company. Mr. Bayly was a director of General Binding Corporation from 1998 until August 2005, when it was acquired by the Company. He is currently a director of TreeHouse Foods, Inc., and was a director of CCL Industries, Inc. from 2009 to 2012 and a director of Graphic Packaging Holding Company from 2008 until February 2014.

          James A. Buzzard, Director since 2012. Mr. Buzzard, age 59, announced his retirement from MeadWestvaco Corporation ("MWV") effective March 31, 2014. From 2003 to 2014, Mr. Buzzard was the President of MWV, where he was responsible for global operations, including Packaging, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and held positions of increasing responsibility over many years. In 2002, he was named executive vice president for MWV with responsibility for merger integration and the Consumer & Office Products Group.

          Kathleen S. Dvorak, Director since 2010. Ms. Dvorak, age 57, is Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and distributor of electronics components serving the RF (radio frequency) and wireless communications, electronic device, industrial power conversion and display systems markets. Previously, she was Senior Vice President and Chief Financial Officer of United Stationers, Inc., an office products wholesaler and distributor, from 2001 until 2007.

          Robert H. Jenkins, Director since 2007. Mr. Jenkins, age 71, served as Presiding Independent Director from September 2008 to May 2013. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999 and as its President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company that merged with United Technologies Corporation in June 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation and Clarcor, Inc. Mr. Jenkins also served as a director of Solutia, Inc. from 1997 to 2008.

          Pradeep Jotwani, Director since 2014. Mr. Jotwani, age 59, is a Senior Vice President at Hewlett-Packard Company, where he has worked since 1982, except for the period between 2007 and 2012. From 2010 until 2012, he served as Senior Vice President at Eastman Kodak Company, which filed for bankruptcy in 2012. Mr. Jotwani served on the board of RealNetworks from 2007 to 2010 and from 2009 until 2010 he served on the boards of Westinghouse Solar and two private firms and worked as an operating executive at Vector Capital, a private equity firm.

          Thomas Kroeger, Director since 2009. Mr. Kroeger, age 65, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O'Brien Associates, a retained executive search firm. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm and currently serves as a director of Precision Dialog Holdings LLC. Previously, Mr. Kroeger served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc. and The Sherwin-Williams Company. In each of these positions he was also a member of the executive committee.

          Michael Norkus, Director since 2009. Mr. Norkus, age 67, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance Consulting Group in 1986, Mr. Norkus was Vice President and director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus also currently serves as a director of Genesee & Wyoming, Inc. and served as a director of Overland Storage, Inc. from 2004 to 2011.

          E. Mark Rajkowski, Director since 2012. Mr. Rajkowski, age 55, has been Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation since 2004. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group, and held financial and operating positions of increasing responsibility at Eastman Kodak Company prior to joining MeadWestvaco in August 2004.

          Sheila G. Talton, Director since 2010. Ms. Talton, age 61, is President and Chief Executive Officer of Gray Matter Analytics, which focuses on data analytics consulting services in the financial services and healthcare industries. Previously, Ms. Talton was President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. From 2008 to 2011, she was Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that, Ms. Talton held various leadership positions at both Ernst & Young and EDS. She is currently a director of Wintrust Financial Corporation and OGE Energy Corporation.

          The table below summarizes how each of our director nominees' specific expertise and experience meets our desired requirements for a diverse, well-balanced Board and ultimately led to their selection as directors. Many of our directors have experience and expertise in areas not indicated in the table, which is intended to highlight the primary reasons each individual was selected as a director nominee.

          During 2013, there were seven meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board of Directors and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman, our CEO and others regarding matters of interest and concern to ACCO Brands.

 CORPORATE GOVERNANCE

          The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company's management for the benefit of the Company's stockholders and the maximization of stockholder value. These principles, along with the charters of the Board's committees and other key policies and practices of the Board of Directors, are intended to provide a framework for the governance of the Company.

Director Independence

          The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Governance Committees, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

            (a)     the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;

            (b)    the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;

            (c)     the director (1) is a current partner or employee of the firm that is the Company's internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company's audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

            (d)    the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company's present executive officers serves or has served at the same time on that company's compensation committee;

            (e)     each year the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); and

            (f)     the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company's consolidated gross revenues.

          Each member of the Board of Directors and each director nominee, other than Messrs. Elisman and Keller, have been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements.

          In reaching this conclusion as it relates to Messrs. Buzzard and Rajkowski, the Board considered the Transition Services Agreement (the "Transition Services Agreement"), which was entered into between the Company and MWV in connection with the May 1, 2012 acquisition by the Company of the consumer and office products business of MWV (the "Mead C&OP Merger"). Mr. Rajkowski is, and, until March 31, 2014, Mr. Buzzard will be, an executive officer of MWV. Under the Transition Services Agreement, MWV provided a range of transitional services including information technology, laboratory and product stewardship, sourcing and supply chain, bookkeeping, clerical and administrative, cash management and operations services during 2013. The Transition Services Agreement was terminated in the first quarter of 2014. In addition, during 2013, the Company purchased coated paper products from MWV. See "Transactions with Related Persons". After considering all the facts and circumstances related to these transactions, the Board of Directors concluded that their existence did not impair Messrs. Buzzard's and Rajkowski's independence.

          Mr. Jenkins served as the Presiding Independent Director until May 2013, when Mr. Wesley became our Presiding Independent Director. Upon Mr. Wesley's retirement from the Board of Directors at the Annual Meeting, the Board will appointment a new Presiding Independent Director. The Presiding Independent Director presides at all executive sessions of the independent directors. Executive sessions of independent directors are typically held at every regularly scheduled meeting of the Board of Directors. In 2013, each regularly scheduled Board meeting included an independent director executive session.

Stockholder Communication

          The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Presiding Independent Director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Presiding Independent Director any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Presiding Independent Director. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.

Annual Meeting Attendance

          We do not have a formal policy requiring members of the Board of Directors to attend stockholders' annual meetings, although all directors are expected to attend. All of the directors serving on the Board of Directors at the time of the 2013 annual meeting of stockholders were in attendance.

Board of Directors' Leadership Structure

          The Board of Directors takes a flexible approach as to whether the roles of Chairman and CEO should be separated. The Board of Directors regularly evaluates whether it is in the best interests of the Company for the positions to be separate or combined. In March 2013, upon the appointment of

Mr. Elisman as our CEO, we separated the role of Chairman and CEO, with Mr. Keller being appointed as the Company's Chairman. During Mr. Keller's tenure as Chairman and CEO, the Board of Directors believed that having a single leader for the Company in a combined role was seen by our customers, business partners, investors and the other stakeholders as providing the strong, unified leadership that was necessary in the then difficult business environment.

          As the Company has evolved, particularly following the Mead C&OP Merger, separating the roles of Chairman and CEO enables Mr. Elisman to focus his attention on his responsibilities as CEO while Mr. Keller's continued leadership of the Board of Directors provides continuity in executive leadership of the Company. Additionally, Mr. Keller's continued service as a director is extremely valuable to the Company given his familiarity with the Company's overall business and its short- and long-term strategies. As CEO, Mr. Elisman reports directly to the Board of Directors.

          Although the roles of Chairman and CEO have been separated, Mr. Keller is not independent. Accordingly, we continue to have a Presiding Independent Director who presides at meetings of all independent directors in executive session. This allows directors to speak candidly on any matter of interest, without the Chairman, the CEO or other members of management present. Mr. Jenkins served as the Presiding Independent Director until May 2013, when Mr. Wesley became our Presiding Independent Director. Upon Mr. Wesley's retirement at the Annual Meeting, the Board will appoint a new Presiding Independent Director. Our Presiding Independent Director works closely with Messrs. Keller and Elisman in establishing the agenda for each meeting of the Board of Directors and acts as a conduit for contact between Messrs. Keller and Elisman and the other directors. The Presiding Independent Director, although not required to do so, also endeavors to attend as many Board committee meetings as possible.

          Further, we view the independent members of our Board of Directors and the four standing Board committees as continuing to provide appropriate oversight and an effective balance to our Chairman and our CEO roles. For information regarding the roles and responsibilities of our Audit Committee, Compensation Committee, Governance Committee and Finance and Planning Committee (the "Finance Committee"), see "– Committees". The Chairman and the CEO do not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management. See "– Risk Oversight". We believe the independent composition of our principal Board committees, together with the Presiding Independent Director function, provides balanced leadership and consistent, effective oversight of our management and our company.

Risk Oversight

          Our entire Board of Directors is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board of Directors include consideration of the challenges and risks to our business, and the Board of Directors and management actively engage in discussion on these topics. At least annually, the Board of Directors reviews management's long-term strategic plans and the risks associated with carrying out those plans. The presentation for that strategic review is compiled by senior management and approved by the CEO.

          In addition, each of our Board committees considers risk within its area of responsibility. Our Audit Committee oversees financial risk. In addition, it discusses legal and compliance matters and the adequacy of our internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also periodically requests management to address specific risk issues at its meetings. The Finance Committee assists in monitoring and overseeing financial risk with respect to the Company's capital structure, investments, use of derivatives and hedging instruments, business and financing plans and policies, as well as financing requirements. Likewise, our Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growing stockholder value without undue risk taking. See "Compensation Discussion and Analysis – Discussion and Analysis – Role of Our Compensation Consultant and Management". Our Governance Committee periodically reviews our Board committees' structure and charters to ensure appropriate oversight of risk.

          For more information on the responsibilities of our Board committees, see "– Committees".

Committees

          The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Finance Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com). The Company also has an Executive Committee that consists of Messrs. Keller (Chairperson), Elisman and Wesley. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that by law must be exercised by the entire Board of Directors. Although Messrs. Buzzard and Rajkowski are independent under our Corporate Governance Principles and the NYSE standards, the Board of Directors decided to rotate them off of the Compensation Committee and Audit Committee, respectively, as an acknowledgment that some third parties may not consider them independent due to their employment with MWV prior to the Mead C&OP Merger.

Audit Committee
Members
The members of the Audit Committee are Ms. Dvorak (Chairperson), Mr. Hargrove and Ms. Talton. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Each member meets the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.
Number of Meetings Last Year	Ten
Primary Functions
Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements. As part of its responsibilities, the Audit Committee, among other things:

•

retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors to audit our financial statements and monitors the independence and performance of our independent auditors;

• approves the scope of audit work and reviews reports and recommendations of our independent auditors;

• reviews the annual internal audit plan and reports, and updates on the results of internal audit work;
• reviews internal audit staffing levels, qualifications and annual expense budgets;
• pre-approves all audit and non-audit services provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;
• reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, our earnings announcements and related materials;

•

reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;

• discusses with our independent auditors our annual and quarterly financial statements;
• reviews our policies regarding financial risk assessment and risk management;
• establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters; and
• reviews and approves (or ratifies where appropriate) certain categories of related-party transactions.
Compensation Committee
Members
The members of the Compensation Committee are Messrs. Kroeger (Chairperson), Bayly, Jenkins and Norkus. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").
Number of Meetings Last Year	Five

Primary Functions	Oversees compensation and benefit programs for our executive officers and other members of senior management with a view towards attracting, motivating, and retaining high-quality leadership, and compensating those individuals in a manner that is aligned with stockholders' interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies. As part of its responsibility the Compensation Committee, among other things:
• establishes the Company's compensation philosophy;
• annually reviews and recommends to the Board of Directors the compensation of our Chairman and our CEO and evaluates their performance against goals established by the Compensation Committee;
• establishes and approves the compensation for our other executive officers;

•

administers, reviews and exercises the Board of Directors' authority with respect to benefits, equity-based, and annual and long-term incentive compensation plans of the Company, determines and approves, or recommends for approval, grants of awards under such plans to executive officers and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;

•

exercises the Board of Directors' authority with respect to the oversight and, where applicable, administration of the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;

•

exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;

• oversees the succession planning processes for executive officers and assists the Board of Directors in establishing such processes for our CEO;
• oversees risk management with respect to the Company's compensation policies and practices; and
• establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Corporate Governance and Nominating Committee
Members	The members of the Governance Committee are Messrs. Norkus (Chairperson), Bayly and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.
Number of Meetings Last Year	Six
Primary Functions
Develops and oversees the Company's corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and the organization, evaluation and functioning of the Board of Directors and its committees. The Governance Committee also identifies, reviews and recommends candidates for election to the Board of Directors and its committees. As part of its responsibility, the Governance Committee, among other things:
• annually reviews and recommends changes to the Company's corporate governance principles;
• reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of Board committees;

•

establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company's stockholders;

• identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;
• recommends independent directors for membership on the Board's principal standing committees and on other committees that may be established by the Board of Directors;
• manages the annual performance review process of the Board of Directors and Board committees;
• annually reviews and makes recommendations regarding compensation arrangements for non-employee directors;
• administers the Company's non-employee director deferred compensation plan;
• develops, recommends and periodically reviews the non-employee director stock ownership guidelines; and
• oversees management's administration of the Company's corporate social responsibility and sustainability programs.

Finance and Planning Committee
Members
The members of the Finance Committee are Mr. Rajkowski (Chairperson), Ms. Dvorak, Messrs. Hargrove and Jenkins and Ms. Talton. The Finance Committee was established in May 2013. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.
Number of Meetings Last Year	Three
Primary Functions
Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company's financial affairs with respect to the Company's capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility the Finance Committee, among other things:

•

reviews the capital structure and financing requirements of the Company, as well as the Company's debt ratings and bank credit facility arrangements, making recommendations to management concerning the Company's liquidity needs;

•

reviews and approves the Company's policies related to use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;

• reviews and makes recommendations to management regarding the annual business plan;

•

reviews and makes recommendations to management on any proposals for equity transactions and debt transactions under consideration, including, but not limited to, issuances, repurchases, redemptions, retirements and recapitalizations;

•

reviews and makes recommendations to management on any strategic actions under consideration, including any proposed acquisitions, divestitures, mergers, strategic alliances, investments or other actions to maintain or enhance stockholder value;

• reviews and makes recommendations to management regarding the Company's dividend policy, including any proposals for regular or extraordinary dividends or distributions; and
• annually reviews the funding and investment performance of the Company's defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plans.

Director Nomination Process

          In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Governance Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise or experience to fill that need. The Governance Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Governance Committee and some or all of the members of the Governance Committee will interview potential candidates that are deemed appropriate. If the Governance Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company's Corporate Governance Principles and as further described under the headings "Election of Directors – Qualifications Required for all Directors" and "– Experience, Qualifications and Skills to Be Represented on Our Board", it will vote to recommend to the Board of Directors the nomination of the candidate.

          The policy of the Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Governance Committee. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary of ACCO Brands Corporation at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee's name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Governance Committee will then consider the candidate and the candidate's qualifications. The Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Governance Committee deems the candidate to be appropriate. The Governance Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

          The Governance Committee's nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Governance Committee under our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations described under the section captioned "Submission of Stockholder Proposals and Nominations".

Compensation Committee Interlocks and Insider Participation

          All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

          Our directors and executive officers are subject to Section 16 of the Exchange Act, which requires them to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by the Company indicate that all directors and executive officers have filed all requisite reports with the SEC on a timely basis during 2013.

 TRANSACTIONS WITH RELATED PERSONS

          The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company's Code of Business Conduct and Ethics, it is the Company's preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company's directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee has also directed the Company's General Counsel and internal audit department to review the Company's compliance with this policy on at least an annual basis.

          During 2013, the Company was involved in the following related-party transaction, which was reviewed and ratified by the Audit Committee. The Company purchased approximately $2.7 million of coated paper products from MWV in 2013 in a series of transactions. This amount represents significantly less than one percent of either party's reported annual revenues. Management has determined that such transactions were on terms at least as favorable to the Company as terms otherwise available in the marketplace. Management has also been advised by MWV that Messrs. Buzzard's and Rajkowski's compensation was not impacted by these transactions.

2013 DIRECTOR COMPENSATION

          The following table sets forth the amount of cash, equity and aggregate compensation paid to non-employee members of our Board of Directors in 2013. Details regarding Messrs. Keller's and Elisman's compensation are included in "Executive Compensation" since they are named executive officers of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value ($)	Total
George V. Bayly	88,500	90,000	—	178,500
James A. Buzzard	85,500	90,000	—	175,500
Kathleen S. Dvorak	109,000	90,000	—	199,000
G. Thomas Hargrove	101,500	90,000	—	191,500
Robert H. Jenkins	103,250	90,000	—	193,250
Pradeep Jotwani(3)	—	—	—	—
Thomas Kroeger	99,750	90,000	—	189,750
Michael Norkus	104,500	90,000	—	194,500
E. Mark Rajkowski	99,500	90,000	—	189,500
Sheila G. Talton	91,500	90,000	—	181,500
Norman H. Wesley	107,000	90,000	0	197,000
(1)
For the first half of 2013, directors received compensation based on a pro-rated annual retainer of $63,000 supplemented by meeting fees of $1,500 per meeting attended. For the second half of 2013, directors received compensation based on a pro-rated annual retainer of $90,000 with no meeting fees. Committee chairperson compensation was pro-rated based on days of service in 2013.
(2)
The amounts represent the grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 6 to the Company's consolidated financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
(3)
Mr. Jotwani was appointed to the Board of Directors effective March 18, 2014 and, as such, did not receive compensation in 2013.

          Cash Compensation.    Consistent with evolving best practices in director compensation, the Company changed its non-employee director compensation structure in May 2013 by eliminating individual meeting fees in favor of an increased fixed annual retainer of $90,000. The $90,000 retainer was determined with reference to total fees paid in prior years and was benchmarked against director compensation of companies in the Company's Peer Group, as described in "Compensation Discussion and Analysis-Discussion and Analysis-Peer Group". Prior to May 2013, each non-employee director of the Company was paid an annual retainer of $63,000 and $1,500 for each Board meeting and each committee meeting the director attended.

          In addition to the retainer paid to all directors, committee chairpersons receive additional annual retainers totaling $20,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance Committee and Finance Committee or any other committees established by the Board of Directors. In addition, the Presiding Independent Director is paid an additional annual retainer of $25,000.

          Equity-Based Compensation for Non-Employee Directors.    Each non-employee director receives an annual equity grant either in the form of restricted stock units ("RSUs") or common stock under the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (the "Incentive Plan") with a fair market value as defined in the Incentive Plan of $90,000. Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not attained the minimum stock ownership required under the Director Stock Ownership Guidelines of three times their annual cash compensation. After achieving the minimum stock ownership guideline, directors are entitled to elect each year whether to receive an outright stock grant or deferred RSUs. Non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders' meeting.

          Under the terms of the Incentive Plan and each individual director's RSU award agreement, each RSU represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. In certain circumstances, the payment of all RSUs to non-employee directors is deferred under our Deferred Compensation Plan for Directors ("Deferred Plan"). Through 2013, the Deferred Plan provided that such awards were payable within 30 days after the conclusion of service as a director or immediately upon a change-in-control of the Company. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.

          Upon filing a timely election, a director may elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director may choose to have his or her deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company's common stock. The balance in a phantom stock unit account, upon the conclusion of service as a director, will be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands' common stock, as the director may elect. The balance in a phantom fixed income account, upon the conclusion of service as a director, would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2013, none of the directors elected to defer any of their cash compensation. As of December 31, 2013, none of the directors had a balance in the phantom stock unit or phantom fixed income unit account under the Deferred Plan.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item 2)

          The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2014. During 2013, KPMG served as the Company's independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (proxy Item 2):

  "RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2014 is ratified."

          A member of KPMG is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

          The Board of Directors recommends that you vote FOR proxy Item 2.

 Report of the Audit Committee

          The Audit Committee is composed of directors that are "independent" as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm for 2013, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company's audited financial statements for the year ended December 31, 2013 and reports on the effectiveness of internal control over financial reporting as of December 31, 2013 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

          The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380). In addition, the Audit Committee has discussed with KPMG the firm's independence from the Company, including the matters in the letter provided to the Audit Committee by KPMG regarding the firm's communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor's independence.

          The Audit Committee discussed with KPMG the overall scope and plans for their integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm's examinations, its evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

          Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Members of the Audit Committee
Kathleen Dvorak (Chairperson) G. Thomas Hargrove Sheila G. Talton*

          This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

*
As of May 7, 2013

Audit and Non-Audit Fees

          Our independent registered public accounting firm for the 2012 and 2013 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2012 and 2013, respectively:

	2012	2013
Audit fees	$3,660,000	$2,999,000
Audit-related fees	149,000	60,000
Tax fees	974,000	340,000
All other fees	250,000	95,000

Total	$5,033,000	$3,494,000

          Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company's internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. The audit-related fees in 2012 include amounts related to the Company's registration statement for shares issued in connection with the Mead C&OP Merger. The audit-related fees in 2013 include amounts related to the Company's registration statement for notes issued in connection with financing the Mead C&OP Merger and advice and consultation regarding an SEC comment letter. The tax services provided in both 2012 and 2013 primarily involved domestic and international tax compliance work and tax planning, and in 2012 also included advice regarding substantial restructuring activities associated with the Mead C&OP Merger. Other fees for 2012 were related primarily to financial and tax due diligence associated with the Mead C&OP Merger. Other fees for 2013 were associated with due diligence for an acquisition.

Approval of Audit and Non-Audit Services

          All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm's independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee's pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company's pre-approval policies and procedures.

 CERTAIN INFORMATION REGARDING SECURITY HOLDERS

          The table below sets forth the beneficial ownership of the Company's common stock as of March 14, 2014 by the following individuals or entities:

  •
  each person known to us that owns more than 5% of the outstanding shares of the Company's common stock;

  •
  each of our directors and named executive officers; and

  •
  all directors and executive officers of the Company as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 14, 2014, 114,099,361 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to employee stock options or Stock-Settled Stock Appreciation Rights ("SSARs") held by that person that are exercisable on or before May 13, 2014 (within 60 days after March 14, 2014) are deemed outstanding.

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent
Wellington Management Company, LLP	14,896,758	—	—	14,896,758	13.1%
280 Congress St. Boston, MA 02110(3)
BlackRock, Inc.	6,548,574	—	—	6,548,574	5.7%
40 East 52nd St New York, NY 10022(4)
Wells Fargo & Company	9,101,762	—	—	9,101,762	8.0%
420 Montgomery St. San Francisco, CA 94104(5)
The Vanguard Group	6,253,435	—	—	6,253,435	5.5%
100 Vanguard Boulevard Malvern, PA 19355(6)
FMR LLC	11,300,010	—	—	11,300,010	9.9%
245 Summer Street Boston, MA 02210(7)
Tocqueville Asset Management, LP	7,463,150	—	—	7,463,150	6.5%
40 West 57th Street, 19th Floor New York, NY 10019(8)
George V. Bayly	65,817	—	8,746	74,563	*
James A. Buzzard	52,184	—	8,746	60,930	*
Kathleen S. Dvorak	18,478	—	21,714	40,192	*
Boris Elisman(9)	69,538	341,001	—	410,539

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent
G. Thomas Hargrove	112,849	—	21,714	134,563	*
Robert H. Jenkins	69,828	—	8,746	78,574	*
Pradeep Jotwani	—	—	—	—
Robert J. Keller(9)	254,234	390,834	—	645,068	*
Thomas Kroeger(10)	25,156	—	8,746	33,902	*
Michael Norkus	85,856	—	8,746	94,602	*
E. Mark Rajkowski(11)	58,169	—	8,746	66,915	*
Sheila G. Talton	11,500	—	21,714	33,214	*
Norman H. Wesley(12)	62,520	—	21,714	84,234	*
Neal V. Fenwick(13)	175,086	319,872	—	494,958	*
Christopher M. Franey(9)	26,886	164,400	—	191,286	*
Neil A. McLachlan	12,150	28,969	—	41,119	*
Thomas T. Tedford	24,584	31,889	—	56,473	*
All directors and executive officers as a group (22 persons)(9)	1,313,981	1,587,570	139,332	3,040,883	2.7%
*
Less than 1%
(1)
Indicates the number of shares of common stock issuable upon the exercise of options or SSARs exercisable on or before May 13, 2014 (within 60 days after March 14, 2014).
(2)
Indicates the number of shares subject to vested RSUs. For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a member of the Board of Directors or a change-in-control of the Company.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP. Wellington Management Company, LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 12,467,593 of the shares and has shared dispositive power over all of the shares.
(4)
Based solely on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc., which has sole dispositive power over all of the shares and sole voting power over 6,138,307 of the shares.
(5)
Based solely on a Schedule 13G/A filed with the SEC on January 28, 2014 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting and dispositive power over 50,289 shares, shared voting power over 8,205,022 shares, and shared dispositive power over 9,049,082 shares.
(6)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2014 by The Vanguard Group. Of these shares, The Vanguard Group has sole voting power over 187,674 shares, sole dispositive power over 6,078,561 shares, and shared dispositive power over 174,874 shares.
(7)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC. FMR LLC has sole dispositive power over all of the shares and sole voting power over 10 of the shares.
(8)
Based solely on a Schedule 13G filed with the SEC on January 30, 2014 by Tocqueville Asset Management, LP, which has sole voting power and shared dispositive power over all of the shares.
(9)
Includes 6,993, 22,268, 1,029, and 53,528 shares owned by Messrs. Elisman, Keller, and Franey and all directors and officers as a group, respectively, through the Company's 401(k) plans as of January 31, 2014.
(10)
Mr. Kroeger shares voting and dispositive powers over 12,188 shares with his wife, as co-trustees of a family trust.
(11)
Includes 29,537 shares owned by Mr. Rajkowski's wife.
(12)
Includes 38,520 shares held in trust for the benefit of Mr. Wesley's children over which Mr. Wesley exercises investment control.
(13)
Includes 21,445 shares owned by Mr. Fenwick through the Company's 401(k) plan as of January 31, 2014; 2,500 shares held by Mr. Fenwick's wife; and 1,000 shares held by his children.

 COMPENSATION DISCUSSION AND ANALYSIS

          The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Transition of Chief Executive Officer

          On February 20, 2013, the Board of Directors formally appointed Mr. Elisman to succeed Mr. Keller as the Company's CEO effective March 31, 2013. Mr. Keller continues with the Company as Executive Chairman. This transition was the culmination of the Board of Directors' regular succession planning process and evidences the Board of Directors' commitment to maintaining leadership continuity. In light of the leadership transition, the Board of Directors adjusted the compensation packages for both Messrs. Elisman and Keller effective March 31, 2013. Mr. Elisman's salary was increased by approximately 30% and his annual and long-term equity incentive opportunity was also increased. Mr. Elisman's total compensation package was established slightly above the 25th percentile of Peer Group companies which the Board of Directors believes appropriately reflects his appointment as a new CEO. Mr. Elisman's pay is largely dependent on the achievement of the Company's financial performance targets.

          In light of the leadership transition, the Board of Directors embarked on a plan for reducing Mr. Keller's total compensation as he transitioned out of the CEO and Chairman role and into his new role as Executive Chairman. It was anticipated that Mr. Keller's day-to-day involvement in the operations of the Company would decline over time, but that during 2013 he would remain meaningfully engaged as an executive officer of the Company. Accordingly, commencing March 31, 2013, Mr. Keller's base salary and annual incentive cash compensation was reduced by approximately 40%, while his annual target incentive and long-term equity grant remained unchanged as a percentage of salary. In line with this plan, the Board of Directors approved further reductions to Mr. Keller's total compensation on March 5, 2014, as it is anticipated that his duties in 2014 will align more closely with those of a non-executive chairman. Mr. Keller's 2014 total compensation consists of a base salary of $350,000 which is in line with the total compensation package of an independent chairman within the Company's Peer Group.

          See "– Discussion and Analysis – Peer Group", "– Discussion and Analysis – Annual Compensation", "– Discussion and Analysis – Long-Term Incentive Compensation", and the tables included in "Executive Compensation" for additional information.

Our Named Executive Officers

          The following executive officers are the named executive officers whose compensation is discussed and disclosed in this Proxy Statement:

  •
  Boris Elisman, President and Chief Executive Officer
  •
  Robert J. Keller, Executive Chairman
  •
  Neal V. Fenwick, Executive Vice President and Chief Financial Officer
  •
  Christopher M. Franey, Executive Vice President; President, ACCO Brands Computer Products Group
  •
  Neil A. McLachlan, Executive Vice President; President, ACCO Brands, International
  •
  Thomas W. Tedford, Executive Vice President; President, U.S. Office and Consumer Products

2013 Financial Performance Overview

          The financial results for the 2013 year include the full year results following the Mead C&OP Merger, while 2012 included only eight months of results following the Mead C&OP Merger. Net sales increased 0.4% to $1.77 billion, operating income increased 4.7% to $145.8 million and stockholders' equity increased 10% to $702 million. Income from continuing operations was $77.3 million, or $0.67 per share, including pre-tax charges of $43.5 million for restructuring costs, debt refinancing and information technology system integration costs associated with the Mead C&OP Merger. This compared to income of $117.0 million, or $1.22 per share, in the prior-year period, including a $145 million tax benefit which was only partially offset by refinancing, merger-related costs and restructuring charges. In spite of a challenging economy and a consolidating industry which impacted both our top and bottom line performance, the Company delivered against its cash flow targets, reduced debt by $151 million, reduced our leverage ratio, grew equity book value by 10%, grew our emerging market sales, and delivered on the cost synergies related to the Mead C&OP Merger.

Impact of 2013 Company Performance on Executive Compensation

          For the 2013 fiscal year, we believe the compensation earned by our executive officers properly reflected the performance of the Company. The annual incentive awards for all executive officers were significantly below target award opportunities. Messrs. Elisman, Keller, and Fenwick received 15.2% of their target annual incentive award, and Messrs. Franey, McLachlan, and Tedford received 24.6%, 30.8%, and 32.1%, respectively, of their target annual incentive awards. The awards for Messrs. McLachlan and Tedford were greater than the other executive officers, reflecting the stronger relative performance of their business units against 2013 targets. Mr. Franey served as Executive Vice President, ACCO Brands International for part of 2013 and a portion of his annual incentive award is based on the financial performance of the international business. There were no discretionary incentive awards provided for the named executive officers. For more details, see "– Discussion and Analysis – Annual Compensation – Annual Incentives" and "Executive Compensation – 2013 Summary Compensation Table".

          Due to the over-achievement of the Company's cash flow target in 2013, 121.5% of the Performance Stock Units ("PSUs") for the 2013 one-year performance period in each of the 2011-2013 and 2012-2014 three-year performance cycles were earned by our executive officers, including our named executive officers. In addition, the 2011-2013 performance cycle ended on December 31, 2013. When the 2013 performance is combined with below target performance in both of the prior two one-year performance periods, our executive officers, including our named executive officers (other than Mr. McLachlan), received shares of common stock during the first quarter of 2014 in settlement of 74% of the PSUs initially granted for the 2011-2013 PSU performance cycle. For additional information, see "– Discussion and Analysis – Long-Term Incentive Compensation" and "Executive Compensation – 2013 Option Exercises and Stock Vested" table.

Summary of Executive Compensation Practices

          The Company believes that its executive compensation practices are effective in aligning the interests of our senior executives with those of our stockholders, and are consistent with good corporate governance. Below we summarize certain executive compensation practices, both the practices we have implemented or intend to implement in 2014 and the practices we have not implemented because we do not believe they serve our stockholders' long-term interests.

What We Do	What We Don't Do

•

Pay for Performance: 78% of target CEO compensation is at-risk pay.

•

Include double-trigger change-in-control provision in executive severance plan.

•

Commencing in 2014, include double-trigger change-in-control vesting for equity awards.

•

Maintain executive stock ownership guidelines and share retention policy.

•

Prohibit hedging, pledging and short sales by executive officers and directors.

•

Review tally sheets when making executive compensation decisions.

•

Utilize independent compensation consultant.

•

Maintain a claw-back and recoupment policy.

•

Review peer group market data when making executive compensation decisions.

•

Target executive officer compensation at market-median.

•

Cap award payouts at a maximum of 150% of target.

•

Provide different performance measures for short- and long-term incentive plans.

•

No employment contracts.

•

No repricing of underwater stock options without shareholder approval.

•

Unvested PSUs do not count towards attainment of stock ownership guidelines.

•

Do not include the value of equity awards in retirement pay calculation.

•

No individual change-in-control agreements.

Advisory Vote on 2012 Executive Compensation

          The Compensation Committee administers our Company's executive compensation program and endeavors to provide a compensation program for our named executive officers that is competitive within our industry and provides a substantial emphasis on Company performance and stockholder returns. At the 2013 annual meeting of stockholders, holders of 89% of the shares represented at the meeting voted to approve, in a non-binding, advisory vote, the 2012 compensation of our named executive officers. Though the Compensation Committee believes this affirms our stockholders' support of the Company's approach to executive compensation, the Company continues to update its executive compensation programs as business and industry conditions change. The Compensation Committee will continue to consider the outcome of our stockholders' annual advisory votes on executive compensation when making future compensation decisions for our named executive officers. Key highlights of actions taken by the Company during 2013 and 2014 are as follows:

  •
  Reduced the 2013 PSU award agreement change-in-control vesting provision from payment at maximum performance of 150% to the greater of either target performance or the forecasted performance at the time of the change-in-control;
  •
  Established the 2013 PSU grant with one three-year performance period instead of three one-year performance periods;
  •
  Reduced the 2013 Annual Incentive Plan ("AIP") maximum award from 200% to 150% of the target award opportunity; and
  •
  Effective with the 2014 equity awards, implemented double-trigger vesting in the event of a change-in-control, thus eliminating accelerated vesting absent termination.

Discussion and Analysis

Executive Compensation Philosophy

          Our compensation philosophy seeks to align each of our executive officer's interests with those of our stockholders by rewarding performance against established goals at both the corporate and business unit level. In order to attract, retain, reward and motivate high-caliber talent and management leadership, our program includes components designed to align our business strategy with increasing stockholder value. Our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of sustainable stockholder value through the achievement of the Company's growth, profitability, cash flow, and asset utilization goals. The Compensation Committee seeks to establish total compensation, as well as each component of compensation, at approximately the 50th percentile of compensation paid to similarly situated executives of companies in our Peer Group. The Compensation Committee may exercise discretion in setting individual compensation higher or lower than the 50th percentile, when it deems that individual experience and performance, a promotion and/or other factors warrant such action. A substantial portion of our executive compensation is at risk. Our pay-for-performance philosophy seeks to link management and stockholder interests by creating incentive awards that balance both short-term and long-term financial goals and drive achievement of the Company's business objectives by tying compensation to the accomplishments of those objectives.

          The components of compensation are developed by our Compensation Committee, with advice received from the Compensation Committee's independent compensation consultant and our management team, and are reviewed annually to ensure alignment with the objectives of the Company's compensation philosophy.

Compensation Components
Annual Compensation	Base salary – fixed earnings based on the Compensation Committee's assessment of competitive market data, the position, and the incumbent executive officer's experience, skills, knowledge and performance; provides an appropriate level of financial certainty.

Annual incentives – variable performance-based cash compensation earned if annual financial objectives established by the Compensation Committee are achieved, with above target awards for superior performance and below target or no awards for performance that falls short of established goals.
Long-Term Equity Compensation	Performance Stock Units – equity awards that reward the achievement of long-term financial performance goals contributing to the creation of sustainable stockholder value over the long-term, with above target awards for superior performance and below target or no awards for performance that falls short of established goals.

 Stock Options – equity awards that align management with stockholders' interest in share price appreciation.

Restricted Stock Units – equity awards that encourage retention while aligning management with stockholders' interest through stock ownership.
Benefits	The Company provides a tax-qualified defined contribution retirement plan and health and welfare plans that are the same as offered to all other salaried U.S.-based employees. In addition, all executive officers receive supplemental life and long-term disability insurance coverage and certain limited perquisites.

Role of our Compensation Committee

          The Compensation Committee is responsible for establishing, implementing and monitoring executive compensation and benefit programs for the Company that are in line with our pay-for-performance philosophy. At the direction of the Compensation Committee, management prepares a presentation of total compensation, "tally sheets," and other supporting data for the Compensation Committee's use when considering and determining executive compensation. The "tally sheets" provide a succinct summary of all components of each executive officer's compensation so that the Compensation Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short and long-term incentive awards.

          The Compensation Committee also annually reviews the target compensation and goals for the CEO, evaluates the CEO's performance against these goals, and develops a recommendation to the Board regarding the CEO's total cash and long-term incentive compensation awards based on this evaluation. The CEO's performance and recommended compensation actions are then discussed with and approved by the Board of Directors. The Compensation Committee and the Board of Directors also review, recommend, and approve compensation actions for Mr. Keller in his role as Executive Chairman.

          For additional information regarding the role of our Compensation Committee, see "Corporate Governance – Committees – Compensation Committee".

Role of Our Compensation Consultant and Management

          The Compensation Committee has retained Compensation Strategies, Inc. ("CSI") as its independent compensation consultant and advisor on executive compensation and benefit matters. CSI provides competitive compensation data, analysis and guidance to the Compensation Committee, which are used when reviewing and designing our overall executive compensation programs and when establishing the compensation of our executive officers. During 2013, CSI provided guidance and recommendations to the Compensation Committee on executive officer compensation and related governance matters, including the CEO transition. During 2013, representatives of CSI attended three of the five Compensation Committee meetings. CSI also provided guidance and recommendations to the Governance Committee on directors' compensation. CSI did not perform any other services for the Company in 2013.

          The Compensation Committee also discussed with CSI its letter to the Compensation Committee addressing factors relevant under SEC and NYSE rules in assessing whether CSI is independent and whether its work for the Compensation Committee has raised any conflicts of interest. After considering the information and statements provided by CSI in its letter, as well as other factors and information, no conflicts of interest with respect to CSI's advice were identified by the Compensation Committee, and the Compensation Committee concluded CSI was an independent consultant.

          Our executive management makes recommendations regarding executive compensation matters to the Compensation Committee. Management relies on CSI's advice to the Compensation Committee and also uses publicly available compensation and benefits survey data and information when making recommendations regarding executive compensation to the Compensation Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations. These recommendations have historically focused on the Company's broad-based compensation and benefit plans, the structure and performance measures for short-term and long-term incentives, and compensation and benefits matters related to the Company's executive officers. However, the Compensation Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers. Our CEO, our Executive

Chairman, other members of our management team and the Compensation Committee's outside advisors may be invited to attend all or portions of the Compensation Committee meetings. At these meetings, the Compensation Committee solicits the views of our CEO on compensation and benefits matters pertaining to our other executive officers. Recommendations relating to compensation and benefits matters pertaining to Messrs. Elisman and Keller are made by the Compensation Committee and approved by the independent members of our Board of Directors, in each case, without Messrs. Elisman or Keller being present.

          Management has analyzed the Company's compensation programs, plans, policies and practices for all employees, in addition to those impacting executive officers, and concluded that the risks arising from them are not likely to have a material adverse effect on the Company. Our Compensation Committee has reviewed and discussed with management the results of management's evaluation of our compensation programs and practices and agreed with their conclusions that the risks associated with our compensation programs are within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on the Company.

Peer Group

          As part of its analytical process in setting executive compensation, the Compensation Committee reviews the compensation of its executive officers in relation to compensation of executives at a peer group of comparable companies. We refer to that group of companies as our "Peer Group". We review our Peer Group on a biennial basis, most recently in mid-2012 following the Mead C&OP Merger which changed the size and nature of our company. As the sole pure-play office products manufacturing company in the U.S., it is difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. With this constraint in mind, CSI provided guidance to the Compensation Committee regarding the creation of peer selection criteria designed to establish a representative Peer Group for the Company. Consistent with those recommendations, the Compensation Committee established the following criteria for selecting companies for our Peer Group:

  •
  Type of Business:
  •
  Companies with U.S. manufacturing operations.
  •
  Companies with business-to-business sales models in similar markets as the Company.
  •
  Companies which sell products through stores and distributors, specifically excluding chemical, heavy machinery and other non-comparable manufacturers.

  •
  Size of Company:
  •
  Companies whose revenue size is half to two-and-one-half times the size of our revenue.
  •
  Companies with a market capitalization of half to four-times our market capitalization.

          Our Peer Group consists of companies that we compete with for talented executives who have leadership skills relevant to our industry, and experience with both our products and distribution model. Since the size of some of our Peer Group companies is outside our target range, CSI uses statistical regression analysis to factor out the size differences within our Peer Group before the market data is used in establishing our executive officer compensation packages. In establishing total compensation for our executive officers in 2013, the Peer Group consisted of the following companies:

American Greetings Corporation(1)	Libbey Inc.	OfficeMax, Inc.(1)(2)	Steelcase Inc.

Deluxe Corporation	Logitech International S.A.	Pitney Bowes, Inc.(2)	The Toro Company

Fortune Brands Home & Security, Inc.	Masco Corporation(2)	Polycom, Inc.	United Stationers Inc.(2)

Herman Miller, Inc.	MeadWestvaco Corp.(2)	SanDisk Corporation(2)	Zebra Technologies Corp.

HNI Corporation	Newell Rubbermaid Inc.(2)	The Scotts Miracle-Gro Company

Lexmark International Inc.	Office Depot, Inc.(1)(2)	Snap-on Incorporated

(1)
American Greetings Corporation is no longer publicly traded as of year-end 2013; Office Depot, Inc. and OfficeMax, Inc. merged before year-end 2013.

(2)
Company revenue and/or market capitalization was greater than our established target range when this Peer Group was established; total compensation data was regressed to our Company size to adjust for this difference.

Executive Compensation Mix

          The Compensation Committee believes that linking pay and performance contributes to the creation of sustainable stockholder value. For the pay-and-performance link to be effective, experienced high-performing individuals who have proven to be strong contributors to the Company's performance should be rewarded with total compensation that falls at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation Committee may exercise discretion to vary these objectives in consideration of additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company's recent performance.

          Our executive compensation components are weighted toward performance-based incentives which we believe encourage the creation of sustainable stockholder value through the achievement of the Company's long-term growth, profitability, cash flow, and asset utilization goals. Though the Compensation Committee has not pre-established any weightings for the various compensation components, the Compensation Committee targets the 50th percentile of the market for each compensation component. A substantial portion of executive compensation is typically at risk. The Compensation Committee reviews the base salary and annual and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company's objectives for executive compensation.

          The 2013 target total compensation (including base salary, short-term and long-term incentive compensation) for the Company's executive officers as a group, excluding Messrs. Elisman and Keller, was at or near the 50th percentile reflecting alignment with the Compensation Committee's overall aggregate target levels. Mr. Elisman's total target compensation package was established slightly above the 25th percentile of the Company's Peer Group. Mr. Elisman's total compensation positioning is driven by a lower base salary (reflective of his appointment as a new CEO) and the associated annual incentive opportunity he is eligible to earn under the Company's annual incentive plan. Mr. Keller's base salary and annual incentive cash compensation was reduced by 39.4%, while his annual target incentive and long-term equity grant remained unchanged as a percentage of salary from the prior year. For 2014, the Board of Directors approved further reductions to Mr. Keller's total compensation to an amount that aligns more closely with the total compensation package of an independent chairman within the Company's Peer Group.

          The following graphs have been prepared on a target total direct compensation basis to illustrate the allocation of the principal compensation components for our named executive officers in 2013. The percentages reflect the amounts of 2013 base salary, target annual cash incentive compensation, and target long-term equity awards granted in 2013. At least 64% of these compensation components were variable and at risk for the named executive officers, other than for Messrs. Elisman and Keller, who had 78% and 79% of their compensation components variable and at risk, respectively.

Annual Compensation

  Base Salaries

          At its meeting on February 20, 2013, the Compensation Committee and the Board of Directors approved the following base salary actions relative to the named executive officers:

Name	Base Salary on 1/1/2013 ($)	Base Salary Change Effective Date	New Base Salary ($)	% Change
Boris Elisman	540,000	03/31/13	700,000	29.6%
Robert J. Keller	825,000	03/31/13	500,000	(39.4)%
Neal V. Fenwick	465,000	07/01/13	475,000	2.2%
Christopher M. Franey	425,000	07/01/13	435,000	2.4%
Neil A. McLachlan	445,000	07/01/13	455,000	2.2%
Thomas W. Tedford	425,000	07/01/13	435,000	2.4%

          Though Mr. Elisman's base salary was established below the 25th percentile of the Company's Peer Group data for CEO compensation, the Board of Directors believes his total compensation package appropriately reflects his appointment as a new CEO. Mr. Keller's base salary was reduced by 39.4%, reflecting the anticipated time to be spent by Mr. Keller as the Executive Chairman. When considering salary adjustments for executive officers, the Compensation Committee utilizes performance assessments by our CEO and market information provided to the Compensation Committee by CSI and management. In the case of Messrs. Elisman and Keller, the Board of Directors uses its performance assessment of each of Messrs. Elisman and Keller, and information provided to the Board of Directors by CSI. The 2013 base salaries for our other named executive officers range from the 25th to the 75th percentile for similar positions at companies in our Peer Group.

  Annual Incentives

          At its February 20, 2013 meeting, the Board of Directors increased the target annual incentive award level of Mr. Elisman from 90% to 105% of base salary commensurate with his promotion to

CEO. This AIP target incentive opportunity change, when applied to his new base salary, increased his performance-based cash compensation opportunity by 51%. However, Mr. Elisman's total cash compensation remains below the 25th percentile of Peer Group companies given where his base salary has been established. Mr. Keller's target annual incentive of 110% of base salary remained unchanged. With the reduction in his base salary, Mr. Keller's total cash compensation opportunity was reduced by 39.4%. At its February 20, 2013 meeting, the Compensation Committee also decided that the 2013 annual incentive target opportunities for all other named executive officers would remain unchanged from the levels established in 2012.

          The Compensation Committee believes the 2013 target annual incentive award opportunities for our other executive officers, as a group, are at or near the 50th percentile of companies in our Peer Group, with each executive officer's individual target established balancing internal equity with external market data. The table below summarizes the 2013 AIP target and maximum award opportunities, and the actual, earned 2013 AIP awards for each of the named executive officers.

Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (150% of Target)	Target AIP Opportunity ($)	Actual AIP Award ($)	Total Award as % of Target Award	Total Award as % of Salary
Boris Elisman(1)	101.33%	152.0%	665,676	101,183	15.2%	15.4%
Robert J. Keller	110.00%	165.0%	646,250	98,230	15.2%	16.7%
Neal V. Fenwick	65.00%	97.5%	305,375	46,417	15.2%	9.9%
Christopher M. Franey	65.00%	97.5%	279,375	68,726	24.6%	16.0%
Neil A. McLachlan	65.00%	97.5%	292,375	90,052	30.8%	20.0%
Thomas W. Tedford	65.00%	97.5%	279,375	89,679	32.1%	20.9%
(1)
Mr. Elisman's target AIP for his CEO role as a result of his promotion effective March 31, 2013 is 105% of base salary. His 2013 target AIP reflects a pro-rated award of three months at 90% and nine months at 105%.

          For 2013, the Compensation Committee established a minimum level of ACCO Brands adjusted operating income required before any AIP award payout would be made. The minimum level of adjusted operating income is referred to as the performance "gate". The Compensation Committee considered a variety of measures and performance goals, in consultation with management and CSI, when designing the 2013 AIP. The Compensation Committee determined that executive officers would be measured on three financial performance measures in 2013: adjusted operating income, net sales, and working capital efficiency. These measures are consistent with our corporate strategy to grow sales and improve profitability in our emerging markets and improve profitability in our mature markets. AIP goals established for executive officers managing our emerging markets were based upon adjusted operating income and net sales. AIP goals established for executive officers managing our mature markets were based upon adjusted operating income and working capital efficiency. AIP goals established for corporate executive officers included all three of these performance measures. For the 2013 AIP, the Compensation Committee also reduced the maximum AIP award opportunity from 200% of target to 150% of target.

          For 2013, Messrs. Elisman, Keller and Fenwick were measured 70% on Company adjusted operating income, 15% on Company working capital efficiency, and 15% on Company net sales. Messrs. Franey, McLachlan and Tedford were measured up to 50% on Company and/or business unit adjusted operating income, up to 15% Company and/or business unit working capital efficiency, and up to 35% on business unit net sales. The weights varied for each executive officer depending upon their leadership responsibilities.

          Actual 2013 ACCO Brands adjusted operating income was $185 million, an amount equal to the performance "gate". However, the performance for each of the other 2013 AIP financial performance measures was below target expectations. For Messrs. Elisman, Keller and Fenwick, their actual AIP payout was 15.2% of target. For Mr. Franey, his actual AIP payout was 24.6% of target. For Mr. McLachlan, his actual AIP payout was 30.8% of target. And, for Mr. Tedford, his actual AIP payout was 32.1% of target. For additional information, see "– Executive Summary – Impact of 2013 Company Performance on Executive Compensation."

Long-Term Incentive Compensation

          Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive vehicles, including Non-Qualified Stock Options ("NQSOs"), RSUs and PSUs. Presently, the Company's long-term incentives awards ("LTIP") consist of 50% PSUs, 25% RSUs, and 25% NQSOs. Our performance-based equity awards are structured to provide above-market awards for superior performance and below-market or no awards for performance that falls short of established goals. Following is a description of the terms of our outstanding PSUs, RSUs and NQSOs:

  Performance Stock Units (PSUs).  PSUs are awarded for a three-year performance period. The 2011-2013 and 2012-2014 PSU awards were established with three one-year performance periods each of which has specific performance measures and targets that are determined annually by the Compensation Committee. Each year, one-third of the PSUs could be earned based on attainment of the specified performance measures within a range of threshold to maximum performance. Participants have an opportunity to earn from 50% to 150% of their granted PSUs, with 0% for below threshold performance.

  The 2013-2015 PSU awards were established with one three-year performance cycle. The Compensation Committee moved to a three-year performance cycle in alignment with the Company's establishment of its long-term business strategy. After numerous years of industry volatility during which the Compensation Committee felt it was necessary to set annual performance goals, the Compensation Committee determined that meaningful three-year objectives that were aligned with the Company's strategy and stockholders' interests could be set. Participants have an opportunity to earn from 50% to 150% of their granted 2013-2015 PSUs, with 0% for below threshold performance.

  All grants of PSUs cliff-vest after completion of the three-year performance cycle, except as otherwise provided in the Incentive Plan or award agreements. Earned, vested PSUs are settled in shares of common stock of the Company.

  Restricted Stock Units (RSUs).    RSUs represent the right to receive shares of common stock of the Company and cliff-vest on the third anniversary of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

  Non-Qualified Stock Options (NQSOs).    NQSOs have an exercise price not less than the average of the high and low trading price of the Company's stock on the NYSE on the grant date, or the next trading day if the awards are granted on a day when the NYSE is closed. NQSOs vest in three equal installments on each of the first three anniversaries of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

          The Compensation Committee has established target LTIP grant values for all executive officers, including the named executive officers. These grant values are set based on the compensation practices of our Peer Group, internal equity considerations, executive performance, and our intent to maintain a compensation package weighted toward variable, performance-based compensation. Our CEO recommends to the Compensation Committee an appropriate grant value for each executive officer. For Messrs. Elisman and Keller, the Compensation Committee works with CSI and recommends to the Board of Directors an appropriate grant value.

  Equity Awards Granted

          At its meeting on February 20, 2013, the Compensation Committee approved equity awards for the named executive officers. In the case of Messrs. Elisman and Keller, the Compensation Committee made award recommendations to the Board of Directors. Each LTIP award was comprised of 50% PSUs for the three-year performance cycle commencing on January 1, 2013, 25% RSUs, and 25% NQSOs. The NQSOs were awarded at an exercise price of $7.64 per share. The total target award value for each of the named executive officers was near the 50th percentile of comparable positions in our Peer Group for long-term incentive awards. For additional information, see "Executive Compensation – Grants of Plan-Based Awards."

  2013 PSU Financial Performance Measure

          The Compensation Committee selected cash flow as the 2013 PSU performance measure. The Compensation Committee believed that this would enable the Company to pay down debt and position it to evaluate other stockholder value-creating opportunities, including share repurchases or issuance of dividends. Additionally, strong cash flow will enable continued delevering and acquisitions. Cash flow was selected for the 2013-2015 PSU three-year performance period as well as the 2013 performance measure for the 2011-2013 and 2012-2014 PSU performance cycles.

          Actual 2013 Cash Flow of $158.6 million exceeded the target of $150 million. As a result, 121.5% of the PSUs from the 2013 one-year performance period in each of the 2011-2013 and 2012-2014 three-year performance cycles were earned by our executive officers, including our named executive officers.

          The 2011-2013 performance cycle ended on December 31, 2013. With 2011 and 2012 performance each at 50% of target for their respective one-year performance measurement periods, and combined with 2013 performance, our executive officers, including our named executive officers (other than Mr. McLachlan), received shares of common stock during the first quarter of 2014 in settlement of 74% of the PSUs initially granted as reflected in the table below. Mr. McLachlan was not an executive officer of the Company when these awards were granted in 2011.

2011-2013 Performance Stock Units
		2011(1)		2012(1)			2013
									Total Actual as % of PSUs Granted
Executive Officer	Total PSUs Granted	50% Cash Flow (100% Payout)	50% Revenue (0% Payout)	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)	100% Cash Flow (121.5% Payout)	Total Actual PSUs Settled
Boris Elisman	56,500	9,417	0	0	2,354	7,062	22,883	41,716	73.83%
Robert J. Keller	104,100	17,350	0	0	4,338	13,012	42,161	76,861	73.83%
Neal V. Fenwick	37,300	6,217	0	0	1,554	4,662	15,107	27,540	73.83%
Christopher M. Franey	34,000	5,667	0	0	1,417	4,249	13,770	25,103	73.83%
Thomas W. Tedford	34,000	5,667	0	0	1,417	4,249	13,770	25,103	73.83%
(1)
Further details regarding specific measures and performance for the 2011 and 2012 performance periods, including the working capital measures of average days sales of inventory ("DSI") and days sales outstanding ("DSO"), can be found in the Compensation Discussion and Analysis contained in the Company's 2012 and 2013 Proxy Statements.

          The table below shows the total PSUs earned to date for each of the named executive officers for the 2012-2014 LTIP performance cycles.

2012-2014 Performance Stock Units
		2012(1)				2013
Executive Officer	Total PSUs Granted	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)	50% Mead C&OP EBITDA (92.2% Payout)	100% Cash Flow (121.5% Payout)	Total PSUs Earned to Date (not yet paid)
Boris Elisman	55,916	0	2,330	6,990	—	22,646	31,966
Robert J. Keller	133,911	0	5,580	16,740	—	54,233	76,553
Neal V. Fenwick	33,550	0	1,398	4,194	—	13,587	19,179
Christopher M. Franey	36,075	0	1,504	4,511	—	14,609	20,624
Neil A. McLachlan	40,297	0	—	—	6,192	16,320	22,512
Thomas W. Tedford	23,810	0	992	2,976	—	9,643	13,611
(1)
See footnote under the 2011-2013 Performance Stock Units table above.

  Recent Changes to Change-in-Control Provisions in our Long-Term Equity Award Agreements

          In 2013, the Company changed the way it measures PSU performance in the event of a change-in-control. Specifically, the Company reduced the change-in-control vesting provisions from payment at maximum performance of 150% to the greater of target performance or the forecasted performance at the time of the change-in-control. This change was effective for PSUs granted for the 2013-2015 LTIP cycle and thereafter.

          In 2014, the Compensation Committee revised all equity award agreements to provide for double-trigger change-in-control vesting. This means that following a change-in-control, the vesting of the award will not occur unless a participant's employment is terminated involuntarily or he or she resigns for "good reason" as defined in the equity award agreements within a specified time frame surrounding the change-in-control. This change will take effect for all equity grants beginning with the 2014 LTIP grants.

Benefits

  Retirement Benefits

          All of the Company's named executive officers were participants in the Company's tax-qualified 401(k) retirement savings plan during 2013. The Company's matching contribution of 4.5% (100% match on the first 3% of an employee's contributions and 50% match on the next 3% of employee contributions) to the 401(k) plan are at a contribution level that management and the Compensation Committee consider to be market competitive. These matching contributions apply to all participating employees, including the named executive officers. The amount of benefits provided to the named executive officers in the form of 401(k) plan contributions is included in the "All Other Compensation" column of the 2013 Summary Compensation Table and related footnotes.

          The ACCO Brands Corporate Pension Plan for Salaried and Certain Hourly Paid Employees (the "ACCO Pension") was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO Pension have accrued any additional benefits under those plans since that time. For more information, see "Pension Benefits".

  Health and Other Benefits

          The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees.

  Perquisites

          The Compensation Committee strives to limit the use of perquisites as an element of compensation for executive officers. Most of our perquisites are legacy in nature. The Company generally does not gross-up income taxes for imputed income on the value of any executive officer perquisites. The costs to the Company and a description of personal benefits provided to the named executive officers are included in the "All Other Compensation" column of the 2013 Summary Compensation Table and related footnotes.

  Expatriate Assignments and Relocation Benefits

          The Company may provide certain expatriate allowances and relocation expense reimbursements to employees, including executive officers. In those situations, the Company will reimburse the employee for any personal income taxes due on those items in accordance with the Company's policies, which ensures the net compensation remains neutral for the employee. In addition, the Company provides tax equalization payments in connection with expatriate assignments. This allows the company to move top talent abroad, without having the employee or executive officer face undue tax hardship that they otherwise would not face had they not been sent on assignment.

          In April 2013, Mr. Franey returned to the United States from his expatriate assignment in the United Kingdom. His home in the United States was located in a part of the country that is a great distance from his new U.S. work location. After analyzing the business cost of relocating his family and home to his new work location and/or the cost of paying excessive business travel and hotel expenses for Mr. Franey to stay near his new U.S. work location on a regular basis, the Compensation Committee concluded that reimbursing Mr. Franey for the cost of renting an apartment near his new work location (including a tax gross-up so his net compensation remained neutral) was most cost-effective. These amounts are included in the "All Other Compensation" column of the 2013 Summary Compensation Table and related notes.

Executive Severance Policy

          The Company does not provide individual employment contracts. However, all of the Company's executive officers currently participate in the Company's Executive Severance Plan (the "ESP"), which is administered by the Compensation Committee. The ESP provides severance benefits to the Company's executive officers and a limited number of other key executives in the event their employment is terminated either involuntarily or voluntarily for "good reason". The ESP does not apply if the executive's employment is terminated for cause. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the ESP ease an executive's transition in the event of an unexpected and involuntary termination.

          Under the ESP, executives will receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are "double-triggered", meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for "good reason" must occur to receive payment.

          The ESP provides for benefit tiers, with tier-one providing greater benefits than tier-two. Management recommends ESP participants and their respective benefit-tier to the Compensation Committee for its consideration and final approval. The Board of Directors approved Messrs. Elisman's and Keller's benefits under the ESP. At the time of the transition of Messrs. Elisman and Keller into their new roles, the Compensation Committee decided that their respective benefits under the ESP would not change. Accordingly, Mr. Elisman is eligible for tier-two benefits, while Mr. Keller remains eligible for tier-one benefits. Messrs. Fenwick, Franey, McLachlan, and Tedford are eligible for tier-two benefits. For further details, see "Potential Payments Upon Termination or Change-in-Control" and the related tables for additional information regarding the ESP.

Timing of Equity Grants

          Annual equity awards are granted to executive officers and other eligible employees, and are made at the Company's regular meeting of the Board of Directors scheduled for the first quarter of the year. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. For off-cycle awards, the grant date is the date of the next Compensation Committee meeting.

Stock Ownership Guidelines

          To further align executive officers interests with those of our stockholders, the Company maintains share ownership guidelines ("Ownership Guidelines") which apply to all executive officers, as follows:

Executive Title	Lower of	Number of Shares	or a	Multiple of Base Salary

CEO and Executive Chairman		500,000		6.0X
Chief Operating Officer		250,000		4.5X
Chief Financial Officer and Executive Officer Presidents		125,000		3.0X
Other Executive Officers		60,000		2.0X
Non-Executive Officers		40,000		1.5X

          Executives are generally expected to achieve their respective ownership goals within five years of becoming an executive. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level in the Ownership Guidelines. The attainment date was extended to September 30, 2017 for existing executives when the Ownership Guidelines were amended in December 2012. Mr. Elisman has until March 31, 2018 to attain the level of ownership required following his promotion to CEO. All executive officers are on track to attain the guidelines within the required time frame.

          Shares counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs and earned but not yet vested PSUs. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation Committee believes reduces the impact of stock price volatility on Ownership Guidelines attainment.

          Following the vesting of PSUs or RSUs or the exercise of SSARs or stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50% of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholdings). Subject to the Company's insider-trading policy, an executive officer may reduce his or her share ownership so long as his/her ownership is maintained at or above the applicable ownership levels.

          The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation Committee may also consider other factors, including general equity market conditions and the Company's then-current stock price when determining the need for any remedies.

Anti-Hedging and Anti-Pledging Policies

          Under our insider trading policy, our executive officers are prohibited from trading in the Company's puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC is required to enact rules on disclosure in proxy materials as to whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Clawback and Recoupment Policy

          The Company has a policy to recoup or "clawback" compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executive officers who receive any incentive compensation are required to reimburse the Company in the event:

•
the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•
the executive engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•
a lower amount would have been paid to the executive based upon the restated results.

          In such circumstances the Company will, to the extent practicable and as permitted by governing law, seek to recover from the executive officer the amount by which the executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results.

          The Dodd-Frank Act requires the SEC to enact rules obligating companies to adopt policies providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by the executive prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules under the Dodd-Frank Act are adopted.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to or earned by certain executive officers of a public company. Section 162(m) limits the annual deductibility of certain (non-performance based) executive compensation to $1 million per covered executive officer. The $1 million deduction limitation does not apply to compensation that qualifies as "performance-based" under Section 162(m). While the Company's compensation philosophy has been to, where appropriate, position executive compensation to qualify for deductibility, in approving compensation that may not be deductible, the Compensation Committee has determined that the underlying executive compensation programs are appropriate and necessary to attract, retain, and motivate senior executives, and that failing to meet these objectives creates more risk for the Company and its value than the financial impact of losing the tax deduction. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the "performance-based" or other requirements for deductibility under Section 162(m).

 REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

          In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in this Proxy Statement.

Members of the Compensation Committee:
Thomas Kroeger (Chairperson) George V. Bayly Robert H. Jenkins* Michael Norkus*

          This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

*
As of May 7, 2013.

 EXECUTIVE COMPENSATION

2013 Summary Compensation Table

          The table below provides information regarding the total compensation paid or earned by each of our named executive officers for each of the fiscal years ended December 31, 2013, 2012 and 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive ($)(4)	Change in Pension ($)(5)	All Other Comp ($)(6)	Total ($)
Boris Elisman*	2013	656,923	—	1,752,960	630,101	101,183	0	29,475	3,170,642
President and	2012	535,962	—	938,758	250,655	39,466	16,000	79,462	1,860,303
Chief Executive Officer	2011	525,000	—	697,433	183,260	189,420	18,000	27,599	1,640,712
Robert J. Keller*	2013	587,500	—	1,351,241	485,701	98,230	—	41,319	2,563,991
Executive Chairman	2012	814,500	—	2,248,201	600,282	113,366	—	178,965	3,955,314
	2011	777,923	—	5,431,634	337,645	368,385	—	35,725	6,951,312
Neal V. Fenwick	2013	469,808	—	667,797	240,041	46,417	513,302	36,525	1,973,890
Executive Vice President	2012	460,962	95,000	650,899	150,394	40,900	804,229	173,315	2,375,699
and Chief Financial Officer	2011	446,164	—	459,895	120,890	130,793	259,575	34,885	1,452,202
Christopher M. Franey	2013	429,808	—	469,546	168,777	68,726	—	268,663	1,405,520
Executive Vice President;	2012	420,962	54,750	605,652	161,716	58,845	—	230,261	1,532,186
President, Computer	2011	410,000	—	419,710	110,110	120,192	—	62,771	1,122,783
Products Group
Neil A. McLachlan(7)	2013	449,808	—	521,713	187,532	90,052	—	14,868	1,263,973
Executive Vice President;	2012	289,250	—	1,261,246	148,744	267,556	—	12,474	1,979,270
President, ACCO Brands
International
Thomas W. Tedford	2013	429,808	—	469,546	168,777	89,679	—	13,175	1,170,985
Executive Vice President;	2012	420,962	82,150	399,736	106,732	30,334	—	12,950	1,052,864
President, ACCO Brands	2011	406,731	—	419,710	110,110	119,233	—	22,368	1,078,152
U.S. Office and
Consumer Products
*
Effective March 31, 2013, Mr. Elisman succeeded Mr. Keller as the Company's CEO, and Mr. Keller became Executive Chairman.

(1)
The amounts shown in column (d) represent discretionary cash bonuses awarded in 2012 to Mr. Fenwick for his performance in connection with the Mead C&OP Merger and refinancing of the Company's debt, to Mr. Franey for his leadership of the significant progress in improving the structural long-term profitability of our European business, and to Mr. Tedford for his performance in connection with his leadership of business integration activities following the Mead C&OP Merger.
(2)
The amounts shown in column (e) reflect the grant date fair value of RSUs and PSUs granted in 2011, 2012, and 2013 under the Incentive Plan determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the Company's audited financial statements for the fiscal year ended December 31 for each year shown included in the Company's Annual Reports on Form 10-K filed with the SEC. These awards are described in more detail in the footnotes to the "Grants of Plan-Based Awards" and the "Outstanding Equity Awards at Fiscal Year End" tables. The value of the PSUs shown is at the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted is 150% of the target award. The maximum potential 2013 PSU LTIP award value for each of Messrs. Elisman, Keller, Fenwick, Franey, McLachlan, and Tedford is $1,872,221, $1,443,170, $713,225, $501,489, $557,208, and $501,489, respectively. The maximum potential 2012 PSU LTIP award value for each of Messrs. Elisman, Keller, Fenwick, Franey, McLachlan, and Tedford is $1,020,747, $2,444,546, $612,456, $658,548, $615,939 and $434,652, respectively. The maximum potential 2011 PSU LTIP award value for each of Messrs. Elisman, Keller, Fenwick, Franey, and Tedford is $756,818, $1,394,420, $499,634, $445,430, and $445,430, respectively. The amounts shown for Mr. Fenwick in 2012 also include RSUs with a grant date fair value of $87,634 awarded for his performance in connection with the Mead C&OP Merger and 2012 debt refinancing.
(3)
The amounts shown in column (f) reflect the grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to NQSOs granted under the Incentive Plan determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the Company's audited financial statements for the fiscal year ended December 31 for each year shown included in the Company's Annual Reports on Form 10-K filed with the SEC.

(4)
The amounts shown in column (g) include AIP awards, if any, earned under our AIP as well as LTIP cash awards, if any, earned by each of the named executive officers for the fiscal year ended December 31 for each year shown. For 2013, each of Messrs. Elisman, Keller and Fenwick were paid 15.2% of their target AIP opportunity and each of Messrs. Franey, McLachlan and Tedford was paid 24.6%, 30.8% and 32.1% of their target AIP opportunity, respectively. For 2012, Messrs. Keller, Elisman and Fenwick did not earn an AIP, Mr. McLachlan was paid at 92.5% of his target award opportunity, and Mr. Franey was paid at 10% of his target award opportunity, representing two times target payment for this component of his AIP as a result of the performance of one of his business units exceeding maximum threshold payout. The 2012 one-year performance period of the three-year 2010-2012 LTIP cash award cycle resulted in a 50% accrual for 2012. The 2011 AIP earned by each of the named executive officers (other than Mr. McLachlan) was equal to 45.1% of the target award opportunity and the 2011 one-year performance period of the three-year 2010-2012 LTIP cash award cycle resulted in no accrual for 2011.
(5)
The amounts shown in column (h) represent the aggregate change in actuarial present value during each year shown for the named executive officer's accumulated benefit, if any, provided under the ACCO Pension and ACCO Europe Pension, and, for 2011, the aggregate change in actuarial present value during each year for the named executive officer's accumulated benefit, if any, under two supplemental pension programs, both of which were terminated in June 2012. As provided under Section 409A and the two supplemental programs, the accrued vested benefits were paid to each participant in June 2012 in an actuarial equivalent lump sum following the occurrence of a deemed change-in-control triggered by the Mead C&OP Merger. None of the named executive officers earned any preferential amounts on their account balances, and, for 2013, the ACCO Pension value decreased for Messrs. Elisman and Fenwick, reflected as zero, and the ACCO Europe Pension increased for Mr. Fenwick. All such amounts fully-vested in previous years. Messrs. Keller, McLachlan, Franey, and Tedford were not eligible to participate in the ACCO Pension prior to the time it was frozen. See "Pension Benefits".
(6)
The following table provides details about each component of the "All Other Compensation" shown in column (i) for the fiscal year ended December 31, 2012:

Name	Automobile Allowance ($)	Company Contributions to Defined Contribution Plans ($)(a)	Tax Gross Ups, Tax Equalization, Expatriate Assignment, and Relocation Expenses ($)(b)	Miscellaneous Perquisites ($)(c)	Total ($)
Mr. Elisman	13,992	11,475	—	4,008	29,475
Mr. Keller	15,996	11,475	—	13,848	41,319
Mr. Fenwick	13,992	11,475	—	11,058	36,525
Mr. Franey	9,149	11,475	242,740	5,299	268,663
Mr. McLachlan	—	11,475	—	3,393	14,868
Mr. Tedford	—	11,475	—	1,700	13,175
(a)
The amounts represent the Company's 2013 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.
(b)
The amount represents the incremental cost incurred by the Company during 2013 in connection with Mr. Franey's expatriate assignment in the United Kingdom and his repatriation, including $105,390 of foreign income tax relating to 2011, 2012, and 2013, $61,301 in housing allowances and imputed income, $1,148 for repatriation destination services, $31,686 in U.S. tax gross-up relating to his expatriate assignment, $46,881 for rent and utilities following repatriation, $33,247 in U.S. tax gross-up relating to his rent and utilities, and $72,458 in tax equalization payments, net of $109,371 from Mr. Franey in hypothetical taxes paid in 2013.
(c)
The amounts include the 2013 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance for each of the named executive officers. Group term life and long-term disability insurance premiums were $4,008, $13,848, $3,595, $5,299, $3,393, and $1,700 for each of Messrs. Elisman, Keller, Fenwick, Franey, McLachlan, and Tedford, respectively. For Mr. Fenwick, the amount also includes $3,000 for income tax preparation fees and $4,464 for personal travel for him and certain of his family members.
(7)
Mr. McLachlan's base salary in 2012 represents amounts earned from May 1, 2012 through December 31, 2012, the period during which he was employed by the Company. Amounts shown for Mr. McLachlan in column (e) include a special one-time equity grant in connection with the Mead C&OP Merger.

Grants of Plan-Based Awards

          The following table sets forth information concerning each grant of an award made to a named executive officer under the Company's Incentive Plan during the fiscal year ended December 31, 2013.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)
										Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date of Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Boris Elisman	02/21/13	—	735,000	1,102,500							—
	02/21/13				81,685	163,370	245,055				1,248,147
	02/21/13							66,075			504,813
	02/21/13								182,638	7.64	630,101
Robert J. Keller	02/21/13	—	550,000	825,000							—
	02/21/13				62,966	125,931	188,897				962,113
	02/21/13							50,933			389,128
	02/21/13								140,783	7.64	485,701
Neal V. Fenwick	02/21/13	—	308,750	463,125							—
	02/21/13				31,118	62,236	93,354				475,483
	02/21/13							25,172			192,314
	02/21/13								69,577	7.64	240,041
Christopher M. Franey	02/21/13	—	282,750	424,125							—
	02/21/13				21,880	43,760	65,640				334,326
	02/21/13							17,699			135,220
	02/21/13								48,921	7.64	168,777
Neil A. McLachlan	02/21/13	—	295,750	443,625							—
	02/21/13				24,311	48,622	72,933				371,472
	02/21/13							19,665			150,241
	02/21/13								54,357	7.64	187,532
Thomas W. Tedford	02/21/13	—	282,750	424,125							—
	02/21/13				21,880	43,760	65,640				334,326
	02/21/13							17,699			135,220
	02/21/13								48,921	7.64	168,777
(1)
The amounts shown represent the potential AIP earnings for 2013 at threshold, target and maximum performance. The actual amounts of AIP awards earned for 2013 are included in column (g) of the Summary Compensation Table and further described in footnote (4) thereto. For an explanation of the performance-based measures applicable to the 2013 AIP awards, see "Compensation Discussion and Analysis – Discussion and Analysis – Annual Compensation – Annual Incentives".
(2)
The amounts shown represent the threshold, target and maximum number of PSUs granted to be earned based on achievement of performance measures established by the Board of Directors at the commencement of the three-year performance period. For an explanation of the performance-based measures applicable for these grants, see "Compensation Discussion and Analysis – Discussion and Analysis – Long-Term Incentive Compensation – 2013 PSU Financial Performance Measure".
(3)
The amounts shown represent RSUs which vest on the third anniversary of the grant date.
(4)
The amounts shown represent NQSOs which vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)
The exercise price per share of each NQSO was $7.64, which equals the average of the high and low sales price of a share of the Company's common stock on the grant date of February 21, 2013.
(6)
The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718.

  Outstanding Equity Awards at Fiscal Year End

          The following table sets forth information concerning unexercised NQSOs and SSARs, RSUs and PSUs that have not vested, and other unexercised equity Incentive Plan awards as of December 31, 2013 for each of the named executive officers.

	Option and SSAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(4)
Boris Elisman	—		182,638		7.64	2/21/2020
	15,055		30,108		12.17	2/23/2019
	31,734		15,866		8.93	5/18/2018
	150,000	(2)	—		0.81	2/26/2016
	21,400		—		14.02	4/7/2015
	7,000		—		21.49	3/16/2014
	34,781		—		19.59	11/29/2014
							66,075	(6)	444,024	91,004	611,547
							21,221	(7)	142,605
							21,600	(8)	145,152
							31,966	(9)	214,812
Robert J. Keller	—		140,783	(3)	7.64	2/21/2020
	36,053		72,106		12.17	2/23/2019
	58,467		29,233		8.93	5/18/2018
	108,333	(2)	—		0.81	2/26/2016
	105,000		—		2.59	11/7/2015
							50,933	(10)	342,270	85,284	573,108
							50,822	(7)	341,524
							500,000	(11)	3,360,000
							39,700	(8)	266,784
							76,553	(9)	514,436
Neal V. Fenwick	—		69,577		7.64	2/21/2020
	9,033		18,065		12.17	2/23/2019
	20,934		10,466		8.93	5/18/2018
	150,000	(2)	—		0.81	2/26/2016
	21,400		—		14.02	3/19/2015
	14,500		—		21.49	3/16/2014
	71,780		—		18.25	10/28/2014
							25,172	(6)	169,156	36,710	246,691
							12,733	(7)	85,566
							14,200	(8)	95,424
							19,179	(9)	128,883
							8,600	(12)	57,792
Christopher M. Franey	—		48,921		7.64	2/21/2020
	9,713		19,425		12.17	2/23/2019
	19,067		9,533		8.93	5/18/2018
	100,000	(2)	—		0.81	2/26/2016
	9,600		—		14.02	12/11/2015
							17,699	(6)	118,937	27,892	187,434
							13,691	(7)	92,004
							13,000	(8)	87,360
							20,624	(9)	138,593
Neil A. McLachlan	—		54,357		7.64	2/21/2020
	10,850		21,698		10.19	5/15/2019
							19,665	(6)	132,149	31,028	208,508
							22,512	(9)	151,281
							83,476	(12)	560,959
Thomas W. Tedford	—		48,921		7.64	2/21/2020
	6,411		12,820		12.17	2/23/2019
	19,067		9,533		8.93	5/18/2018
							17,699	(6)	118,937	25,848	173,699
							9,036	(7)	60,722
							13,000	(8)	87,360
							13,611	(9)	91,466

(1)
NQSOs vest in three equal installments on each of the first three anniversaries of the grant date. The vesting of unexercisable NQSOs could accelerate under the following circumstances:

Event	Result
Retirement and Disability	Award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date.
Death	Award would vest pro-rata through the date of death.
Change-in-Control
Award would fully vest without regard to any separation. Award would also fully vest upon a change-in-control within 90 days following an involuntary termination without Cause related to the change-in-control.
(2)
Award is in the form of SSARs. Each SSAR represents the right to receive in shares of the Company's common stock an amount equal to the excess, if any, of the fair market value of a share of the Company's common stock on the exercise date over $0.81. All SSARs were fully vested as of December 31, 2013.
(3)
The NQSO's for Mr. Keller vest in three equal installments on the first three anniversaries of the grant date. Alternate vesting occurs under the following circumstances:

Event	Result
Retirement and Disability	Award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date.
Death	Award would vest pro-rata through the date of death.
Involuntary Termination	Award would fully vest.
Change-in-Control
Award would fully vest without regard to any separation. Award would also fully vest upon a change-in-control within 90 days following an involuntary termination without Cause related to the change-in-control.
(4)
The amounts shown reflect the value as calculated based on the $6.72 closing price of the Company's common stock on December 31, 2013.

(5)
The amounts shown represent unearned and unvested PSUs for the remainder of the 2012-2014 and 2013-2015 PSU award cycles at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata at actual performance through the date of separation, provided the termination occurs after June 30 of the last year in the three-year performance cycle (or, in the case of Mr. Keller's PSU award granted in 2013, provided the termination occurs any time prior to the end of the performance cycle).
Retirement	Award would vest pro-rata through date of separation based upon actual performance.
Death and Disability
For PSUs granted before 2013, award would vest through date of separation based upon actual performance for any completed performance periods, and pro-rata at target through the date of separation for award amounts in the performance period of separation; for PSUs granted in or after 2013, award would vest pro-rata through the date of separation based upon target performance.
Change-in-Control
For PSUs granted before 2013, award would vest through date of separation based upon actual performance for any completed performance period, and in full at the maximum performance level for all remaining performance periods; for the PSUs granted in or after 2013, award would vest at the greater of target or actual performance extrapolated by the Compensation Committee in good faith as of the date of the change-in-control, with consideration of performance attained as of the end of the Company's fiscal quarter ending immediately prior to the change-in-control together with the projected attainment of the performance for the unexpired portion of the performance cycle.
(6)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on February 21, 2016, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award would fully vest, absent issuance of replacement awards as permitted in the award agreement.
(7)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on February 23, 2015, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (6) above.
(8)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on May 18, 2014, provided that the named executive officers is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (6) above.
(9)
The amounts shown represent PSUs from the three-year 2012-2014 LTIP PSU award cycle that have been earned based on 2012 and 2013 performance and will vest as of December 31, 2014 and convert into the right to receive an equal number of shares of the Company's common stock, provided that the named executive officer is employed by the Company through December 31, 2014. The vesting of these PSUs could accelerate as described in footnote (5) above.

(10)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on February 21, 2016, provided that Mr. Keller is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would fully vest.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award would fully vest.
(11)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on January 2, 2015, provided that Mr. Keller is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause, Death or Disability	Award would fully vest.
Change-in-Control	Award would fully vest.
(12)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on May 15, 2015, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (6) above.

2013 Option Exercises and Stock Vested

          The following table describes the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2013 from the vesting of PSUs. There was no vesting of RSUs and no exercise of NQSOs or SSARs by any of the named executive officers during the 2013 fiscal year. The PSUs that vested on December 31, 2013 were settled on March 5, 2014.

Name	Stock Awards Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
Boris Elisman	41,716	280,332
Robert J. Keller	76,861	516,506
Neal V. Fenwick	27,540	185,069
Christopher M. Franey	25,103	168,692
Neil A. McLachlan	—	—
Thomas W. Tedford	25,103	168,692
(1)
The amounts shown for Messrs. Elisman, Keller, Fenwick, Franey, and Tedford (other than Mr. McLachlan) represent PSUs from the three-year 2011-2013 PSU cycle that have been earned based on 2011, 2012, and 2013 performance and vested as of December 31, 2013. The amounts shown reflect the value as calculated based on the $6.72 closing price of the Company's common stock on December 31, 2013. Mr. McLachlan was not an executive officer of the Company when the PSUs were granted in 2011.

 PENSION BENEFITS

          The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2013 with respect to the ACCO Pension and the ACCO Europe Pension Plan ("ACCO Europe Pension") for each of the named executive officers.

Name	Plan Name	Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Boris Elisman	ACCO Pension	4	66,000	—
Robert J. Keller	N/A	—	—	—
Neal V. Fenwick	ACCO Europe Pension	22	4,675,160	—
	ACCO Pension	4	54,000	—
Christopher M. Franey	N/A	—	—	—
Neil A. McLachlan	N/A	—	—	—
Thomas W. Tedford	N/A	—	—	—
(1)
Years of Credited Service for the ACCO Pension are shown through March 6, 2009, the date on which the ACCO Pension plan was frozen. Mr. Fenwick participated in the ACCO Europe Pension Plan until April 1, 2006. Vesting service, which determines vesting and eligibility for early retirement benefits, continues to grow. As of December 31, 2013, vesting service is 4.75 years greater (absent any break-in-service or termination) than shown in the table above.
(2)
Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. The interest rate assumption is 4.99%. The mortality table assumption for the ACCO Pension is the 2013 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Code for healthy lives. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 4.4%, an inflation rate of 3.4%, an exchange rate (as of December 31, 2013) of $1.652 to one British Pound and utilizes the SAPS Table using CMI 2011 future improvements, subject to an underpin of 1% per annum.

          The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the named executive officers. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must have completed one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. "Eligible Earnings" include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension have been frozen as of March 6, 2009. As a result no additional benefits will accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

          Benefits under the ACCO Pension are calculated in the following manner: A participant's benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant's applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant's final Eligible Earnings in excess of the participant's applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant's benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant's final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken by the Compensation Committee. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers is entitled to additional credited service other than that which has been earned during their employment.

          Several forms of benefit payments are available under the ACCO Pension. The ACCO Pension offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the ACCO Pension is actuarially equivalent.

          Normal retirement benefits commence at age 65. Under the ACCO Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005, for vesting purposes.

          Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick's final Pensionable Earnings while a participant in this plan. Under the ACCO Europe Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5% per year if retiring before age 62. Pensionable Earnings are defined as Mr. Fenwick's base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

          The Company does not have written employment agreements with any of its executive officers. Executive officers, including the named executive officers, are covered by the Company's ESP at December 31, 2013 and continue to be so covered as of the date of this Proxy Statement.

          The Company's ESP provides the named executive officers the following payments and benefits upon (i) an involuntary termination without "cause," (ii) voluntary termination for "good reason" or (iii) involuntary termination without "cause" within 24 months after (and in certain circumstances preceding) a change-in-control as defined in the ESP:

  •
  Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller and 21 months of base salary and one year of target bonus for Mr. Elisman and each of the other named executive officers.

  •
  Change-in-Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller and 2.25 times base salary plus 2.25 times bonus for the year of separation for Mr. Elisman and each of the other named executive officers. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer's termination, or (ii) the bonus that would be paid using the Company's most recent financial performance outlook report that is available as of the named executive officer's termination date. The executive would also receive a pro-rata annual bonus for the year of the executive's termination up through and including the termination effective date based on the greater of the latest projected performance level of the Company for that year or the target award.

  •
  Outplacement services in an amount not to exceed $60,000 for Mr. Keller and $30,000 for Mr. Elisman and each of the other named executive officers.

  •
  A gross-up payment for any "golden parachute" excise tax that may be payable by the named executive officer under Section 4999 of the Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the ESP or otherwise), unless the amount of any "excess parachute payments" paid or payable by them does not exceed 330% of the executive's "base pay" as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

  •
  Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

          Medical and other welfare benefits continue for the named executive officer's severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for "cause" or voluntary (other than in the case of a retirement) except at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. See "Executive Compensation – Outstanding Equity Awards at Fiscal Year-End" and related footnotes for more details.

          In preparing the tables below, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his termination and that the values reflect compensation in addition to what he would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section. Only Messrs. Keller, Franey and McLachlan are retirement eligible as of December 31, 2013. For additional information regarding the vesting of equity awards in connection with the specified events, see "Executive Compensation – Outstanding Equity Awards at Fiscal Year End". These tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate on December 31, 2013, under the following circumstances:

  •
  a change-in-control without termination of employment;
  •
  termination of employment by the executive for retirement;
  •
  termination of employment by the Company without cause;
  •
  following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without "cause" or by the executive for "good reason"; or
  •
  termination of employment as a result of death or disability.

Boris Elisman
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,960,000	3,228,750	—
Annual incentive(1)	—	—	—	735,000	—
Benefits:
Continuation of benefits(2)	—	—	23,439	30,135	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,819	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	731,781	—	126,892	731,781	342,518
Value of Performance Stock Units(6)	1,500,536	—	—	1,500,536	580,760
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	(93,333)	—	—	3,206,801	—

Total	2,138,984	—	2,140,331	9,488,822	923,278

          See accompanying notes at the end of this section.

Robert J. Keller
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	2,100,000	3,139,500	—
Annual incentive(1)	—	—	—	550,000	—
Benefits:
Continuation of benefits(2)	—	—	19,650	29,376	—
Outplacement Services	—	—	60,000	60,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	34,310	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	4,310,578	542,836	4,146,957	4,310,578	4,146,957
Value of Performance Stock Units(6)	1,810,633	796,521	846,256	1,810,633	796,521
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	—	—	—	3,326,575	—

Total	6,121,211	1,339,357	7,172,863	13,260,972	4,943,478

          See accompanying notes at the end of this section.

Neal V. Fenwick
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,140,000	1,763,438	—
Annual incentive(1)	—	—	—	308,750	—
Benefits:
Continuation of benefits(2)	—	—	23,439	30,135	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,819	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	407,938	—	83,420	407,938	216,363
Value of Performance Stock Units(6)	659,835	—	—	659,835	268,290
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	—	—	—	1,394,906	—

Total	1,067,773	—	1,276,859	4,620,821	484,653

          See accompanying notes at the end of this section.

Christopher M. Franey
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,044,000	1,614,938	—
Annual incentive(1)	—	—	—	282,750	—
Benefits:
Continuation of benefits(2)	—	—	17,193	22,106	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,819	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	298,301	167,443	167,443	298,301	167,443
Value of Performance Stock Units(6)	553,868	236,611	236,611	553,868	236,611
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	—	—	—	1,715,251	—

Total	852,169	404,054	1,495,247	4,543,033	404,054

          See accompanying notes at the end of this section.

Neil A. McLachlan
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,092,000	1,689,188	—
Annual incentive(1)	—	—	—	295,750	—
Benefits:
Continuation of benefits(2)	—	—	17,193	22,106	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,819	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	693,108	343,220	343,220	693,108	343,220
Value of Performance Stock Units(6)	613,420	260,196	260,196	613,420	260,196
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	—	—	—	—	—

Total	1,306,528	603,416	1,742,609	3,369,391	603,416

          See accompanying notes at the end of this section.

Thomas W. Tedford
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change in control ($)	Death or Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,044,000	1,614,938	—
Annual incentive(1)	—	—	—	282,750	—
Benefits:
Continuation of benefits(2)	—	—	22,818	29,338	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,819	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	267,019	—	76,370	267,019	148,074
Value of Performance Stock Units(6)	465,535	—	—	465,535	189,489
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	—	—	—	1,286,217	—

Total	732,554	—	1,173,188	4,001,616	337,563

          See accompanying notes at the end of this section.

Notes to Potential Payments Upon Termination or Change-in-Control Tables

(1)
Represents 2013 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)
Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the named executive officer's benefit during the severance period.
(3)
Represents the maximum annual Company contribution to the named executive officer's account under the Company's 401(k) Plan during the severance period.
(4)
Reflects the excess of the fair market value as of December 31, 2013 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. As of December 31, 2013 all unvested NQSOs had exercise prices in excess of the fair market value. The amounts shown reflect the value as calculated based on the $6.72 closing price of the Company's common stock on December 31, 2013.
(5)
Reflects the fair market value as of December 31, 2013 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $6.72 closing price of the Company's common stock on December 31, 2013.
(6)
Reflects the unvested fair market value as of December 31, 2013 of the shares underlying unvested PSUs which would vest in connection with the specified event. This value does not include the 2011-2013 PSU award which vested on December 31, 2013. The amounts shown reflect the value as calculated based on the $6.72 closing price of the Company's common stock on December 31, 2013.
(7)
Upon a change-in-control of the Company, the named executive officer may be subject to a reduction in compensation or may incur certain excise taxes pursuant to Section 4999 of the Code of 1986, as described above. For 2013, the analysis reflects Mr. Elisman's compensation would have been reduced under this provision of the ESP had a change-in-control occurred as defined by the criteria within this section.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proxy Item 3)

          We are providing our stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The proposal, commonly known as a "Say-on-Pay" proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained herein."

          As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including in the Compensation Discussion and Analysis and the accompanying tables and related narrative disclosure.

          Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

          The Board of Directors recommends that you vote FOR proxy Item 3.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  What governs stockholder proposals and nominations?

          Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Exchange Act contains requirements that must be followed in order to have a proposal included in our proxy statement and form of proxy.

  Who can make a nomination or a proposal?

          According to our By-laws, stockholders may nominate persons for election to the Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

  When must a nomination or a proposal be made?

          With respect to annual meetings, to be timely, a stockholder's notice must be delivered to the Corporate Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor any later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

  How do I go about making a nomination or proposal?

          If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Corporate Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 13, 2015, and not later than February 12, 2015, with respect to nominations and proposals for the 2015 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

          Stockholders who wish to have a proposal included in our Proxy Statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our Proxy Statement and accompanying proxy at the 2015 annual meeting of stockholders, the proposal must have been received by the Company on or before November 28, 2014.

          A copy of the By-law provisions summarized above is available upon written request to ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047, Attention: Corporate Secretary. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 26, 2013, can be accessed through the SEC's website at www.sec.gov.

 MISCELLANEOUS

Cost of Soliciting Proxies

          The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders' use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

          In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

          We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as "householding," reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, may contact Broadridge, Householding Department by mail at 51 Mercedes Way, Englewood, New York 11717 or by telephone at (800) 542-1061.

Other Matters

          The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 25, 2014	By order of the Board of Directors

Pamela R. Schneider Senior Vice President, General Counsel and Corporate Secretary

Financial and Other Information

          The Company has made available to you its Annual Report, which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Annual Report contains the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The Company's Annual Report on Form 10-K for the year ended December 31, 2013 can also be accessed online on the Company's website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Ms. Jennifer Rice, Vice President-Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company's Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available without charge at the Investor Relations section of the Company's website or in print upon request by any stockholder to Ms. Rice at the address noted above.

Parking Facility and Driving Directions

Directions from Downtown Chicago to Kemper Lakes

Take I-90/94 north toward Milwaukee
Slight left onto I-90 Kennedy Expressway to O'Hare
Take exit onto I-294 north/Tri-state Tollway towards Milwaukee
Continue onto I-94 to IL-22/Half Day Road exit
Continue west on IL-22 for approx. 8 miles
Turn right onto Corporate Drive
(First stoplight west of Old McHenry Road)

Directions from North to Kemper Lakes

Take I-94 south toward Chicago/Indiana
Exit Half Day Road/IL-22 west for approx. 8 miles
Turn right onto Corporate Drive

From West to Kemper Lakes

Take I-90 east to Chicago
Take IL-59 north for approx. 10 miles
Turn right onto IL-22/Half Day Road for approx. 5 miles
Turn left onto Corporate Drive

From South to Kemper Lakes

Take I-355 north to northwest suburbs
Merge onto I-290 west
Continue onto IL-53 north
Take Lake Cook Road exit west
Turn right onto US 12/Rand Road
Turn right onto Quentin Road
Turn right onto IL-22 east for approx. 1 mile
Turn left onto Corporate Drive

ACCO Brands Corporation
Annual Meeting of Stockholders
May 13, 2014 10:30 a.m.

Meeting Location Address

Kemper Lakes Business Center
Three Corporate Drive
Lake Zurich, IL 60047
Tel: 847.796.4340

Parking

Self-parking is available

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000203375_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 George V. Bayly 02 James A. Buzzard 03 Kathleen S. Dvorak 04 Boris Elisman 05 Robert H. Jenkins 06 Pradeep Jotwani 07 Robert J. Keller 08 Thomas Kroeger 09 Michael Norkus 10 E. Mark Rajkowski 11 Sheila G. Talton ACCO BRANDS CORPORATION Four Corporate Drive Lake Zurich, IL 60047 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of the selection of KPMG LLP as our registered public accounting firm for 2014. 3 The approval, by non-binding advisory vote, of the compensation of our named executive officers. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000203375_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com . ACCO BRANDS CORPORATION ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2014 THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Neal V. Fenwick, Thomas P. O'Neill, Jr. and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 13, 2014, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

QuickLinks

NOTICE OF 2014 ANNUAL MEETING AND PROXY STATEMENT
PROXY STATEMENT – HIGHLIGHTS
VOTING AND PROXIES
ELECTION OF DIRECTORS (Proxy Item 1)
CORPORATE GOVERNANCE
TRANSACTIONS WITH RELATED PERSONS
2013 DIRECTOR COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proxy Item 2)
Report of the Audit Committee
CERTAIN INFORMATION REGARDING SECURITY HOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
PENSION BENEFITS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proxy Item 3)
SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS
MISCELLANEOUS